                                                Filed Pursuant to Rule 424(b)(5)
                                                     Registration No.: 333-65765
PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED OCTOBER 27, 1998)

                                  $220,000,000

                           THE DETROIT EDISON COMPANY
              GENERAL AND REFUNDING MORTGAGE BONDS, 2000 SERIES A
                                 7.50% DUE 2005
                               ------------------

     The Bonds will bear interest at the rate of 7.50% per year. Interest on the Bonds is payable in arrears on February 1 and August 1 of each year, beginning August 1, 2000. The Bonds will mature on February 1, 2005. The Detroit Edison Company may redeem the Bonds, in whole or in part at any time, at a redemption price equal to the greater of (i) the principal amount or (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the Bonds, discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Yield as defined below plus 0.15%, plus in each case accrued interest to the date of redemption.

     The Bonds will constitute senior secured obligations of Detroit Edison. See "Description of the Bonds" in this prospectus supplement and "Description of Debt Securities-Provisions Applicable to General and Refunding Mortgage Bonds" in the attached prospectus.

                               ------------------

     INVESTING IN THE BONDS INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE S-3.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the attached prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                               ------------------

                                                                PER BOND         TOTAL
                                                                --------         -----
Public Offering Price.......................................    99.841%       $219,650,200
Underwriting Discount.......................................     0.600%       $  1,320,000
Proceeds to The Detroit Edison Company (before expenses)....    99.241%       $218,330,200

     Interest on the Bonds will accrue from February 3, 2000 to the date of delivery.

                               ------------------

     The underwriters are offering the Bonds subject to various conditions. The underwriters expect to deliver the Bonds to purchasers on or about February 3, 2000.

                               ------------------

SALOMON SMITH BARNEY
               CHASE SECURITIES INC.
                               GOLDMAN, SACHS & CO.
                                            WARBURG DILLON READ LLC

January 27, 2000

                        ABOUT THIS PROSPECTUS SUPPLEMENT

     This prospectus supplement and the attached prospectus contain information about our company and about the Bonds. They also refer to information contained in other documents that we file with the Securities and Exchange Commission. References to this prospectus supplement or the prospectus also mean the information contained in such other documents, including our Annual Report on Form 10-K for the fiscal year ended December 31, 1998 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 1999. If this prospectus supplement is inconsistent with the prospectus or the documents that are incorporated by reference in the prospectus, rely on this prospectus supplement.

     When we refer to "Detroit Edison," "the Company," "we," "us," or "our" in this prospectus supplement, we mean The Detroit Edison Company and its subsidiaries, on a consolidated basis, unless the context requires otherwise.

     You should rely only on the information in this prospectus supplement or the prospectus or in documents that are incorporated by reference in the prospectus. Neither we nor the underwriter have authorized anyone to provide any different or additional information. We are not making an offer of the Bonds in any jurisdiction where the offer is not permitted. You should not assume that information in these documents is correct or complete after the date of this prospectus supplement.

                               TABLE OF CONTENTS

                                                                PAGE
                                                                ----
                   PROSPECTUS SUPPLEMENT
About this Prospectus Supplement............................    S-2
The Company.................................................    S-3
Risk Factors................................................    S-3
Selected Historical Consolidated Financial Data.............    S-4
1999 Year End Results.......................................    S-4
Ratio of Earnings to Fixed Charges..........................    S-4
Capitalization..............................................    S-4
Description of the Bonds....................................    S-5
Underwriting................................................    S-7
Legal Opinions..............................................    S-8

                         PROSPECTUS
The Company.................................................      2
Use of Proceeds.............................................      3
Regulatory Matters..........................................      3
Ratio of Earnings to Fixed Charges..........................      4
Description of Debt Securities..............................      4
United States Federal Income Tax Considerations.............     40
Plan of Distribution........................................     48
Legal Opinions..............................................     49
Experts.....................................................     49

                                  THE COMPANY

     The Detroit Edison Company has been incorporated in Michigan since 1967. The Company is a regulated public utility that generates, purchases, transmits, distributes and sells electric energy in a 7,600 square mile area in Southeastern Michigan. The Company's service area includes about 13% of Michigan's total land area and about half of its population (approximately five million people). The Company's residential customers reside in urban and rural areas, including an extensive shoreline along the Great Lakes and connecting waters.

     On October 4, 1999, DTE Energy Company, the parent holding company of Detroit Edison, entered into a definitive merger agreement with MCN Energy Group Inc. The merger, which is subject to a number of regulatory approvals and closing conditions, is expected to be completed in the first half of 2000. DTE Energy will acquire all outstanding common stock of MCN for a combination of cash and stock. The transaction was preliminarily valued at $4.6 billion, which includes the assumption of approximately $2 billion of MCN's debt.

     Detroit Edison's executive offices are located at 2000 2nd Avenue, Detroit, Michigan 48226-1279. The telephone number is 313-235-8000.

                                  RISK FACTORS

     You should carefully consider the following risks, together with the other information included or incorporated by reference in this prospectus supplement and the attached prospectus, before buying any Bonds.

FUTURE LEGISLATION AND REGULATORY CHANGES MAY ADVERSELY AFFECT THE COMPANY'S OPERATING RESULTS

     Various bills have been introduced in the Michigan legislature addressing competition in the electric markets. Detroit Edison is proceeding with the implementation of customer choice as provided in various orders of the Michigan Public Service Commission ("MPSC"). While Detroit Edison is unable to predict the impact, if any, of the outcome of these legislative proceedings, applicable MPSC orders provide for the recovery of stranded costs.

     The Company is subject to extensive environmental regulation. Additional costs may result as the effects of various chemicals on the environment (including nuclear waste) are studied and governmental regulations are developed and implemented. The costs of future nuclear decommissioning activities are the subject of increased regulatory attention.

     Ownership of Fermi 2, a nuclear generating unit, subjects the Company to additional significant risks. Nuclear plants are highly regulated by a number of governmental agencies concerned with public health and safety and environmental protection. Consequently, Fermi 2 is subject to greater scrutiny than a conventional fossil fueled plant.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

                                                                   YEAR ENDED DECEMBER 31,
                                                        ----------------------------------------------
                                                        1999*      1998      1997      1996      1995
                                                        ------    ------    ------    ------    ------
                                                                          (MILLIONS)
Income Summary:
Operating Revenues..................................    $4,047    $3,902    $3,657    $3,642    $3,636
Operating Income....................................       935       970     1,003       841     1,015
Net Income..........................................       434       418       417       328       434

---------------
* Unaudited.

                             1999 YEAR END RESULTS

     Detroit Edison's operating revenues were higher due to strong demand resulting from hot summer weather, higher sales to commercial customers, replacement sales to the Ford Rouge plant and a robust economy. Operating income was lower due to higher operating costs for distribution and generation maintenance resulting from increased demand for electricity, accelerated depreciation and amortization of Fermi 2 and higher expenses for Y2K remediation.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The Company's ratio of earnings to fixed charges** was as follows for the respective periods indicated:

                                          YEAR ENDED DECEMBER 31,
       -----------------------------------------------------------------------------------------
       1999                  1998                 1997                 1996                 1995
       ----                  ----                 ----                 ----                 ----
       3.01                  3.18                 3.24                 2.71                 3.21

---------------
** For purposes of computing this ratio, earnings represent net income before deducting income taxes and fixed charges. Fixed charges represent total interest charges, interest factor of rents and amortization of debt discount, premium and expense.

                                 CAPITALIZATION

     The following table sets forth the consolidated capitalization of the Company at December 31, 1999 and as adjusted to give effect to the issuance of the Bonds offered hereby.

                                                                         DECEMBER 31, 1999
                                                                ------------------------------------
                                                                    ACTUAL*            AS ADJUSTED
                                                                ---------------      ---------------
                                                                             (MILLIONS)
Long-Term Debt..............................................    $2,899     41.9%     $3,119     43.7%
Quarterly Income Debt Securities............................       385      5.6         385      5.4
Common Shareholder's Equity.................................     3,628     52.5       3,628     50.9
                                                                ------    -----      ------    -----
                                                                $6,912    100.0%     $7,132    100.0%
                                                                ======    =====      ======    =====

---------------
* Unaudited.

                            DESCRIPTION OF THE BONDS

     The General and Refunding Mortgage Bonds, 2000 Series A, 7.50% due February 1, 2005 (the "Bonds") are to be issued as a series of the Company's General and Refunding Mortgage Bonds ("Mortgage Bonds") under and secured by the Mortgage and Deed of Trust dated as of October 1, 1924 between the Company and Bankers Trust Company, as Trustee, as amended and supplemented by various supplemental indentures and as to be further amended and supplemented by a supplemental indenture to be dated as of January 1, 2000 creating the Bonds. Copies of the Mortgage and Deed of Trust and such supplements, hereinafter collectively referred to as the "Mortgage", are exhibits to the registration statement of which this prospectus supplement and the attached prospectus are a part, and reference is hereby made to the Mortgage for full and complete statements of the provisions thereof, including the definitions of certain terms used, and for other information with respect to the Bonds.

     The Mortgage and the general terms and provisions of the Mortgage Bonds are more fully described in the attached prospectus. The following statements concerning the Bonds supplement, and to the extent inconsistent therewith replace, the description of the Mortgage Bonds set forth in the attached prospectus. They do not purport to be complete and are qualified in their entirety by reference to the Mortgage.

     The Bonds will be senior secured obligations of the Company and will be limited to $220,000,000 aggregate principal amount. The Bonds will rank equally as to security with all Mortgage Bonds of all other series outstanding under the Mortgage, except insofar as any sinking, improvement or analogous fund may be deemed to afford additional security for the Mortgage Bonds of any series, and except that, as provided in Section 3 of Article VI of the Mortgage, the Trustee may, when in possession during a default, apply any residue of collections to payment of principal of such Mortgage Bonds as are then due if all of the Mortgage Bonds have not become due. See "Description of Debt Securities--Provisions Applicable to General and Refunding Mortgage Bonds" in the attached prospectus.

     The Bonds will be issued only in fully-registered form in denominations of $1,000 or any integral multiple thereof. The Bonds will be issued in book-entry form through the facilities of The Depository Trust Company ("DTC"). Transfers or exchanges of beneficial interests in the Bonds may be effected only through records maintained by DTC or its nominee. Settlement and secondary trading in the Bonds will be in same-day funds. Payments of principal and interest or premium, if any, on the Bonds will be made to DTC in immediately available funds as described in the attached prospectus. See "Description of Debt Securities--DTC Book-Entry Only System" and "--Same-Day Settlement and Payment" in the attached prospectus.

PAYMENT OF PRINCIPAL AND INTEREST

     The Bonds will mature on February 1, 2005 (the "Stated Maturity"). The Bonds are redeemable at the option of the Company as described below under "Optional Redemption." The Bonds will not have the benefit of any sinking fund.

     Interest on the Bonds will be payable semi-annually in arrears on February 1 and August 1 of each year (each an "Interest Payment Date"), commencing August 1, 2000. The Bonds will bear interest at the rate of 7.50% per year from the date of original issuance or from the most recent date to which interest has been paid or duly made available for payment to, but excluding, the applicable Interest Payment Date, date of redemption or Stated Maturity, as the case may be. Interest will be computed on the basis of a 360-day year of twelve 30-day months. Interest is payable to the persons in whose names the Bonds are registered at the close of business on the fifteenth calendar day, whether or not a Business Day (as defined below), prior to the Interest Payment Date.

     If any Interest Payment Date, date of redemption or the Stated Maturity for the Bonds would otherwise be a day that is not a Business Day, payment of principal and/or interest or premium, if any, with respect to the Bonds will be paid on the next succeeding Business Day with the same force and effect as if made on such date and no interest on such payment will accrue from and after such date.

     "Business Day" means any day other than a day on which banking institutions in The State of New York or the State of Michigan are authorized or obligated pursuant to law or executive order to close.

OPTIONAL REDEMPTION

     The Company may redeem the Bonds, in whole or in part at any time, at a redemption price equal to the greater of (1) the principal amount of the Bonds to be redeemed or (2) the sum of the present values of the remaining scheduled payments of principal and interest on the Bonds to be redeemed, discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Yield plus 0.15%, plus in each case accrued interest to the redemption date.

     "Treasury Yield" means with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for the redemption date.

     "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Bonds that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the Bonds.

     "Independent Investment Banker" means Salomon Smith Barney Inc., or, if such firm is unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing selected by the Company and appointed by the Trustee.

     "Comparable Treasury Price" means, with respect to any redemption date, (i) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third Business Day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities" or (ii) if that release (or any successor release) is not published or does not contain such prices on such Business Day, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations for such redemption date, or (B) if the Company obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Quotations.

     "Reference Treasury Dealer Quotations" means with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. on the third Business Day preceding such redemption date.

     "Reference Treasury Dealer" means each of Salomon Smith Barney Inc., Chase Securities Inc., Goldman, Sachs & Co. and Warburg Dillon Read LLC and their respective successors, provided however, that if any of the foregoing shall cease to be a primary U.S. Government Securities dealer in New York City (a "Primary Treasury Dealer"), the Company shall substitute for it another Primary Treasury Dealer.

     If the Company elects to redeem less than all of the Bonds, the Trustee will select, in such manner as it deems fair and appropriate, the particular Bonds or portions of them to be redeemed. Notice of redemption shall be given by mail not less than 30 nor more than 60 days prior to the date fixed for redemption to the holders of Bonds to be redeemed (which, as long as the Bonds are held in the book-entry only system, will be DTC, its nominee or a successor depositary). On and after the date fixed for redemption (unless the Company defaults in the payment of the redemption price and interest accrued thereon to such date), interest on the Bonds or the portions of them so called for redemption shall cease to accrue.

                                  UNDERWRITING

     Subject to the terms and conditions stated in the underwriting agreement and pricing agreement dated January 27, 2000, each underwriter named below has severally agreed to purchase, and Detroit Edison has agreed to sell to such underwriter, the principal amount of Bonds set forth opposite the name of such underwriter.

                                                                PRINCIPAL AMOUNT
                            NAME                                    OF BONDS
                            ----                                ----------------
Salomon Smith Barney Inc. ..................................      $132,000,000
Chase Securities Inc. ......................................        44,000,000
Goldman, Sachs & Co. .......................................        22,000,000
Warburg Dillon Read LLC.....................................        22,000,000
                                                                  ------------
     Total..................................................      $220,000,000
                                                                  ============

     The underwriting agreement provides that the obligations of the several underwriters to purchase the Bonds included in this offering are subject to approval of certain legal matters by counsel and to certain other conditions. The underwriters are obligated to purchase all the Bonds if they purchase any of the Bonds.

     The underwriters propose to offer some of the Bonds directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the Bonds to certain dealers at the public offering price less a concession not in excess of .350% of the principal amount of the Bonds. The underwriters may allow, and such dealers may reallow, a concession not in excess of .250% of the principal amount of the Bonds on sales to certain other dealers. After the initial offering of the Bonds to the public, the public offering price and such concessions may be changed by the underwriters.

     The following table shows the underwriting discounts and commissions to be paid to the underwriters by Detroit Edison in connection with this offering (expressed as a percentage of the principal amount of the Bonds).

                                                                   PAID BY
                                                                DETROIT EDISON
                                                                --------------
Per Bond....................................................        0.600%

     In connection with the offering, Salomon Smith Barney Inc., on behalf of the underwriters, may over-allot, or engage in syndicate covering transactions, stabilizing transactions and penalty bids. Over-allotment involves syndicate sales of Bonds in excess of the principal amount of Bonds to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the Bonds in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids on purchases of Bonds made for the purposes of preventing or retarding a decline in the market price of the Bonds while the offering is in progress. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Salomon Smith Barney Inc., in covering syndicate short positions or making stabilizing purchases, repurchases the Bonds originally sold by that syndicate member. These activities may cause the price of the Bonds to be higher than the price that otherwise would exist in the open market in the absence of such transactions. These transactions may be effected in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

     Detroit Edison estimates that its total expenses of this offering will be $1.7 million.

     From time to time in the ordinary course of their respective businesses, the underwriters and their respective affiliates have engaged in, and may in the future engage in commercial and/or investment banking transactions with Detroit Edison and its affiliates.

     Detroit Edison has agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make in respect of any of those liabilities.

     It is expected that delivery of the Bonds will be made against payment therefor on or about February 3, 2000, which is the fifth Business Day following the date of this prospectus supplement (such settlement cycle being herein referred to as "T+5"). Purchasers of Bonds should note that the ability to settle secondary market trades of the Bonds effected on the date of pricing and the succeeding Business Days may be affected by the T+5 settlement.

                                 LEGAL OPINIONS

     The validity of the Bonds will be passed upon for the Company by Christopher C. Nern, Esq., Vice President and General Counsel of the Company. Certain legal matters will be passed upon for the underwriters by Brown & Wood LLP. Brown & Wood LLP will rely upon the opinion of Mr. Nern as to matters of Michigan law.

                                   Prospectus

                                                           [DETROIT EDISON LOGO]

                                  $364,877,700

                           THE DETROIT EDISON COMPANY

                                Debt Securities

                             ----------------------

     The Detroit Edison Company intends from time to time to issue up to $364,877,700 of its Debt Securities in one or more series of

     (1) senior Debt Securities which may be (A) General and Refunding Mortgage Bonds, (B) other senior Debt Securities, including Remarketed Notes, secured by Mortgage Bonds, or

     (2) unsecured Debt Securities, which may be senior or subordinated.

     We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the supplement carefully before you invest.

     This prospectus, appropriately supplemented, may also be delivered in connection with any remarketing of Remarketed Notes.

                             ----------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ----------------------

     We may offer the securities directly or through underwriters, agents or dealers. The supplement will provide the term of that plan of distribution. "Plan of Distribution" below also provides more information on this topic.

                             ----------------------

                The date of this prospectus is October 27, 1998.

                                  THE COMPANY

                                    GENERAL

      The Detroit Edison Company ("Detroit Edison" or the "Company"), incorporated in Michigan since 1967, is a regulated public utility that generates, purchases, transmits, distributes and sells electric energy in a 7,600 square mile area in southeastern Michigan. The Company's service area includes about 13% of Michigan's total land area and about half of its population (approximately five million people). The Company's residential customers reside in urban and rural areas, including an extensive shoreline along the Great Lakes and connecting waters.

                      WHERE YOU CAN FIND MORE INFORMATION

      The Company is subject to the informational requirements of the Securities Exchange Act of 1934 ("1934 Act") and in accordance therewith files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission ("SEC"). You may read and copy any document we file at the SEC's Public Reference Rooms at 450 Fifth Street, N.W., Washington, D.C. 20549; 500 West Madison Street, Chicago, Illinois 60611 and 7 World Trade Center, New York, New York 10048. The public may obtain information on the operation of the Public Reference Rooms by calling the SEC at 1-800-SEC-0330. Such material can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. In addition, the SEC maintains an Internet site that contains reports, proxy and other information statements and other information regarding registrants such as the Company, that file electronically with the SEC. The address of such Internet site is http://www.sec.gov. The address of the Company's principal executive offices and its telephone number are 2000 Second Avenue, Detroit, Michigan 48226 and (313) 235-8000.

      The Company has filed with the SEC a Registration Statement under the Securities Act of 1933 with respect to the securities offered hereby. This prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto, certain portions of which have been omitted pursuant to the rules and regulations of the SEC. The information so omitted may be obtained from the SEC's principal office in Washington, D.C. upon payment of the fees prescribed by the SEC.

                            INCORPORATION OF CERTAIN
                             DOCUMENTS BY REFERENCE

      The SEC allows us to "incorporate by reference" the information we file with them, which means we can disclose information to you by referring you to those documents. Information incorporated by reference is part of this prospectus. Later information filed with the SEC updates and supersedes this prospectus.

      We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this Offering is completed, or subsequent to the date of the initial Registration Statement and prior to effectiveness of the Registration Statement:

  1. The Company's Annual Report on Form 10-K for the year ended December 31, 1997.

  2. DTE Energy Company's definitive proxy statement, dated March 17, 1998, in connection with its April 27, 1998 Annual Meeting of Common Stock Shareholders.

  3. The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 1998.

  4. The Company's Current Report on Form 8-K dated October 14, 1998.

      We will provide to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. We will deliver this information upon written or oral request and provide this information at no cost to the requester. You should direct your requests to

Susan M. Beale, Vice President and Corporate Secretary, The Detroit Edison Company, 2000 Second Avenue, Detroit, Michigan 48226; (313) 235-8000. You may also review the documents we have filed with the SEC at our web site at www.detroitedison.com.

                                USE OF PROCEEDS

      The Company is offering hereby a maximum of $364,877,700 aggregate principal amount of its Debt Securities. Net proceeds from the sale of the Debt Securities will be used to refund or replace funds utilized by the Company for the purpose of meeting debt and preferred stock refundings (including optional redemptions).

                               REGULATORY MATTERS

      Federal and state legislators and regulators are working to introduce competition and customer choice into the generation segment of the electric public utility industry, believing that competition will lead to reduced electric rates and stimulate economic growth. The Company has been voluntarily participating in these efforts. Traditional utility services are being unbundled, with many of such services becoming non-regulated, and a demand is being created for new energy-related services.

      There are ongoing Michigan legislative, judicial and administrative proceedings considering the deregulation of the generation segment of the Michigan electric public utility industry, among other things. The Company is not able to predict the outcome or timing of these proceedings.

                       RATIO OF EARNINGS TO FIXED CHARGES

      The Company's ratios of earnings to fixed charges* were as follows for the respective periods indicated:

                        YEAR ENDED DECEMBER 31
SIX MONTHS ENDED   --------------------------------
 JUNE 30, 1998     1997   1996   1995   1994   1993
----------------   ----   ----   ----   ----   ----
      3.23         3.24   2.71   3.21   3.13   3.25

-------------------------

* For the purpose of computing this ratio, earnings represent net income (including allowance for both borrowed and other funds used during construction, "AFUDC", accretion income and deferred Fermi 2 depreciation, amortization and return) before deducting income taxes and fixed charges. Fixed charges represent total interest charges, interest factor of rents and amortization of debt discount, premium and expense. See Note 1 of Notes to Consolidated Financial Statements appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 1997 for a description of accretion income and deferred Fermi 2 depreciation, amortization and return.

                         DESCRIPTION OF DEBT SECURITIES

GENERAL

      The Debt Securities, other than General and Refunding Mortgage Bonds, are to be issued under an indenture dated as of June 30, 1993, as supplemented, and Supplemental Indentures creating each applicable series of Debt Securities between the Company and Bankers Trust Company, as trustee (the "Trustee") (together, the "Indenture").

      The General and Refunding Mortgage Bonds (the "Mortgage Bonds") are to be issued under and secured by, the Mortgage and Deed of Trust dated as of October 1, 1924 between the Company and Bankers Trust Company, as trustee (the "Mortgage Trustee"), as amended and supplemented by various supplemental indentures (the "Mortgage") and as to be further amended and supplemented by one or more supplemental indentures creating the Mortgage Bonds. Each series of secured Remarketed Notes and any other Secured Debt Securities will be secured as to payment of principal, interest and premium, if any, by Mortgage Bonds.

      The Debt Securities to be offered by this prospectus are limited to $364,877,700 aggregate initial offering price. However, the Indenture does not limit the amount of securities which can be issued thereunder and provides that additional securities of any series may be issued thereunder up to the aggregate principal amount which may be authorized from time to time by the Company. See "Provisions Applicable to General and Refunding Mortgage Bonds -- Issuance of Additional Bonds" herein for information regarding limitations on the amount of Mortgage Bonds issuable under the Mortgage.

      Unless otherwise indicated herein or in the applicable prospectus supplement, the Debt Securities will be issued in denominations of $1,000 and integral multiples thereof.

      Copies of the Indenture and the Mortgage are filed as exhibits to the Registration Statement of which this prospectus is a part. The summaries herein are summaries of certain provisions of the Indenture and the Mortgage and do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Indenture and the Mortgage, including the definition therein of certain terms. The following summaries set forth certain general terms and provisions of the Debt Securities to which any prospectus supplement may relate. The particular terms of the Debt Securities offered by any prospectus supplement and the extent, if any, to which such general provisions may apply to the Debt Securities so offered, will be described in the prospectus supplement relating to such Debt Securities.

      Unless otherwise specified herein or in the applicable prospectus supplement, Debt Securities will be issued in fully registered book-entry form and will be registered in the name of The Depository Trust Company, as depositary ("DTC"), or its nominee. Interests in the Debt Securities will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its participants.

PROVISIONS APPLICABLE TO ALL DEBT SECURITIES

                                    GENERAL

      Reference is made to the prospectus supplement that accompanies this prospectus for the following terms, to the extent permitted by the Indenture or the Mortgage, as the case may be, and other information with respect to the Debt Securities being offered thereby:

 (1) the designation, aggregate principal amount and authorized denominations of such Debt Securities;

 (2) the percentage of their principal amount at which such Debt Securities will be issued;

 (3) the date (or the manner of determining or extending the date or dates) on which the principal of such Debt Securities will be payable;

 (4) the terms for conversion or exchange, if any, of the Debt Securities;

 (5) the classification as Senior Debt Securities, including as Remarketed Notes or Mortgage Bonds, or as Subordinated Debt Securities;

 (6) whether such Debt Securities will be issued in fully registered form or in bearer form or any combination thereof;

 (7) whether such Debt Securities will be issued in the form of one or more global securities and whether such global securities are to be issuable in a temporary global form or permanent global form;

 (8) if other than U.S. dollars, the currency or currencies or currency unit or units for which Debt Securities may be denominated and purchased and the currency or currencies or currency units in which principal, premium (if any) and any interest may be payable;

 (9) if the currency for which Debt Securities may be purchased or in which principal, premium (if any) and any interest may be payable is at the election of the Company or the purchaser, the manner in which such an election may be made and the terms of such election;

(10) the rate or rates per annum at which such Debt Securities will bear interest, if any, or the method of determination of such rate or rates;

(11) the dates on which such interest, if any, will be payable, or the method of determining such dates;

(12) the option of the Company, if any, to defer interest payments, and the terms and conditions of such interest deferral provisions;

(13) any mandatory or optional sinking fund, redemption or other similar terms;

(14) if the Debt Securities are Secured Securities, a ranking of such series with other securities of the Company;

(15) any index or other method used to determine the amount of payments of principal, premium (if any) and interest, if any, on such Debt Securities;

(16) if a trustee other than Bankers Trust Company of New York is named for such Debt Securities, the name of such trustee; and

(17) any other specific terms of the Debt Securities.

      All Debt Securities of any one series need not be issued at the same time and all the Debt Securities of any one series need not bear interest at the same rate or mature on the same date.

      If any of the Debt Securities are sold for foreign currencies or foreign currency units or if the principal of, premium, if any, or interest, if any, on any series of Debt Securities is payable in foreign currencies or foreign currency units, the restrictions, elections, tax consequences, specific terms and other information with respect to such issue of Debt Securities and such currencies or currency units will be set forth in an applicable prospectus supplement relating thereto.

PROVISIONS APPLICABLE TO GENERAL AND REFUNDING MORTGAGE BONDS

                                    GENERAL

      The Mortgage Bonds, which may be issued hereunder or one of which may secure the Company's obligations with respect to a series of Secured Debt Securities, are to be issued under and secured by the Mortgage. A copy of the Mortgage is filed as an exhibit to the Registration Statement of which this prospectus is a part, and reference is hereby made to the Mortgage for full and complete statements of the provisions thereof, including the definitions of certain terms used, and for other information with respect to the Mortgage Bonds.

      The following statements concerning the Mortgage Bonds and the Mortgage are brief summaries of certain provisions contained in the Mortgage. They do not purport to be complete and are qualified in their entirety by reference to the Mortgage as noted below.

                     SINKING FUND PROVISIONS AND COLLATERAL

      The Mortgage contains no sinking fund or other similar restrictive requirements.

      The bonds of Series KKP No. 10-15, 1989 Series BP, 1989 Series BP No. 2, 1991 Series AP, 1991 Series BP, 1991 Series CP, 1991 Series DP, 1991 Series EP, 1991 Series FP, 1992 Series AP, 1992 Series BP, 1992 Series CP, 1993 Series AP, 1993 Series FP, 1993 Series IP, 1994 Series AP, 1994 Series BP, 1995 Series AP and 1995 Series BP were issued as security for revenue bonds. The bonds of 1993 Series H, 1993 Series K and 1994 Series C were issued as security for the Company's Remarketed Secured Notes 1993 Series A Due 2028, 1993 Series B due 2033, and 1994 Series C due 2034, respectively. Such bonds contain provisions which correspond to the revenue bonds or notes they collateralize in respect of principal amounts, interest rates, maturity dates and redemption. All payments of interest on, and reductions of the principal amounts of, such revenue bonds or notes will be credited as payments to, or will give rise to reductions of principal amounts of, the corresponding bonds issued under the Mortgage.

           FORM AND DENOMINATIONS OF MORTGAGE BONDS; BOOK-ENTRY BONDS

      The Mortgage Bonds may be issued in whole or in part in the form of one or more Global Securities that shall be deposited with, or on behalf of, DTC or such other Depositary as may be specified, and registered in the name of a nominee of the Depositary ("Book-Entry Bonds"). See "DTC Book-Entry Only System." Otherwise, the Mortgage Bonds will be issued only in fully registered form in denominations of $1,000 or any authorized multiple thereof. Mortgage Bonds of any denomination will be exchangeable without charge (except for stamp taxes and other governmental charges) for Mortgage Bonds of the same Series of other denominations.

                             PRIORITY AND SECURITY

      The Mortgage Bonds will rank equally as to security with all mortgage bonds of all other Series outstanding under the Mortgage except insofar as any sinking, improvement or analogous fund may be deemed to afford additional security for the bonds of any Series and except that, as provided in Section 3 of Article VI of the Mortgage, the Mortgage Trustee may, when in possession during a default, apply any residue of collections to payment of principal of such bonds as are then due if all of the bonds have not become due.

      The Company has good and marketable title to all properties standing of record in its name (which include all of those properties, except pollution control facilities standing in the names of certain municipalities which are being sold to the Company pursuant to installment sales contracts and the undivided ownership interest of the Michigan Public Power Agency in a portion of the Belle River Power Plant, on which its principal plants, generating stations and substations are erected and on which its general office and service buildings are constructed and all other important parcels of real estate and improvements thereon), subject to the lien of the Mortgage and subject to minor exceptions, defects, irregularities and deficiencies which, in the opinion of the Company, do not materially impair the use of such property, and has adequate rights to maintain and operate such of its transmission and distribution facilities as are located on public or other property. The Mortgage is a first lien (subject only to excepted encumbrances as described in the Mortgage) on substantially all of the Company's properties and franchises and will (subject to the necessity for particular filings and recordings in the case of certain personal property) constitute a first lien on any such properties hereafter acquired by the Company, except that (1) after-acquired property will be subject to prior liens and encumbrances, if any, existing when acquired by the Company, (2) the Mortgage will not become a lien upon after-acquired real property in a new county until it has been duly filed and recorded, and (3) the Mortgage may not be effective as to property acquired subsequent to the filing of a bankruptcy proceeding with respect to the Company.

                          ISSUANCE OF ADDITIONAL BONDS

      Additional bonds may be issued under the Mortgage (Article III) on the basis of retirements of equal amounts of bonds or prior lien bonds; deposit of cash with the Mortgage Trustee; and 60% of property additions; provided that (in the case of the issue of bonds upon the basis of property additions or the deposit of cash) the earnings of the Company (after all taxes) available for interest and reserves, including depreciation, for any consecutive twelve-month period within the immediately preceding fifteen months shall have been at least one and three-quarters times the annual interest charges on all bonds then outstanding under the Mortgage, all bonds then applied for, and all prior lien bonds if there are any outstanding. Cash deposited with the Mortgage Trustee as the basis for the issuance of additional bonds may be withdrawn by the Company up to an amount equal to the aggregate principal amount of bonds to the authentication and delivery of which the Company shall have become entitled on the basis of property additions, or equal to the aggregate principal amount of bonds theretofore authenticated and delivered under the Mortgage which are delivered to the Mortgage Trustee for cancellation (Article III, Section 7).

      At June 30, 1998, $1.6 billion of Mortgage Bonds could have been issued on the basis of bond retirements.

                               RELEASE PROVISIONS

      The Company may, in the ordinary course of business, use and consume materials and equipment and may alter, repair, replace, change location or position of and add to plants, buildings, machinery and other fixtures without notice to the bondholders. Leases and contracts may be entered into, terminated or altered, and materials, equipment and supplies may be sold, exchanged or otherwise disposed of, free from the lien of the Mortgage, all in the ordinary course of business (Article X, Sections 1 and 2); the Company may also surrender or modify its franchises or sell or exchange any other part of its property upon compliance with the Mortgage requirements (Article X, Sections 3 and 4; Article XA, Section 2); and the Mortgage Trustee is required to report annually to the bondholders with respect to any release, or release and substitution of property (Article XII, Section 7).

                                  MODIFICATION

      The Mortgage and the rights and obligations of the Company and of the bondholders may be modified with the consent of the Company and of the holders of 85% of the principal amount of bonds outstanding; provided that no such modification may permit any change in the terms of payment of principal or interest of any bond without the consent of the holder thereof, nor permit the creation of any lien ranking prior to or on a parity with the lien of the Mortgage with respect to any property mortgaged thereunder, nor reduce the percentage of bondholders necessary to consent to such modification

(Article XV). The Mortgage also provides that the Company and the Mortgage Trustee may enter into supplemental indentures for various purposes, adding to or not detracting from the undertakings of the Company, and that any supplemental indenture shall, insofar as may be required by the provisions of the Trust Indenture Act of 1939 as then in effect, comply with the provisions of that Act (Article XVI).

                         EVENTS OF DEFAULT AND REMEDIES

      The following events of default are applicable to the Mortgage Bonds: failure to pay interest when due on the Mortgage Bonds, continued for 90 days; failure to pay principal of the Mortgage Bonds when due; failure to pay interest on outstanding underlying or prior lien Mortgage Bonds when due, continued for 90 days; failure to pay principal on such bonds when due; failure to perform or observe covenants, agreements or conditions contained in the Mortgage, continued for 90 days after notice of default; and insolvency or adjudication of bankruptcy or appointment of a receiver not revoked within 90 days (Article VI, Section 2).

      The Company is required to furnish to the Mortgage Trustee an opinion of counsel as to recordation of each supplemental indenture and an annual opinion as to recording, filing, re-recording and re-filing of the Mortgage and supplements thereto (Article XA, Section 3). The Company is also required to furnish to the Mortgage Trustee an annual certificate of its officers as to compliance with certain provisions of the Mortgage (Article V, Section 19).

      The holders of a majority in principal amount of the Mortgage Bonds have the right to direct the method and place of conducting all proceedings for the sale of the trust estate, foreclosure or appointment of a receiver or other proceedings under the Mortgage (Article VI, Section 15); holders of not less than a majority in principal amount, upon providing reasonable security and indemnity to the Mortgage Trustee, can require the Mortgage Trustee to take action toward the execution or enforcement of the trusts created by the Mortgage (Article VI, Section 16; Article XII, Section 1(b)(8)).

PROVISIONS APPLICABLE TO ALL DEBT SECURITIES OTHER THAN MORTGAGE BONDS

      The Debt Securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. See "United States Federal Income Tax Considerations" herein. Federal income tax consequences and special considerations applicable to any such series may also be described in the prospectus supplement relating thereto.

      The Debt Securities may be issued in one or more series with the same or various maturities. (Section 301) Debt Securities may be issued solely in fully registered form without coupons ("Registered Securities"), solely in bearer form with or without coupons ("Bearer Securities"), or both as Registered Securities and Bearer Securities. (Section 301) Registered Securities may be exchangeable for other Debt Securities of the same series, registered in the same name, for a like aggregate principal amount in authorized denominations and will be transferable at any time or from time to time at the aforementioned office. No service charge will be made to the holder for any such exchange or transfer except for any tax or governmental charge incidental thereto. If Debt Securities of any series are issued as Bearer Securities, the prospectus supplement will contain any restrictions applicable to the offer, sale or delivery of Bearer Securities and the terms upon which Bearer Securities of the series may be exchanged for Registered Securities of the series and, if permitted by applicable laws and regulations, the terms upon which Registered Securities of the series may be exchanged for Bearer Securities of the series, whether such Debt Securities are to be issuable in permanent global form with or without coupons and, if so, whether beneficial owners of interests in any such permanent global security may exchange such interests for Debt Securities of such series and the circumstances under which any such exchanges may occur.

      Unless otherwise specified in the applicable prospectus supplement, principal and interest, if any, on the Debt Securities offered thereby are to be payable at the office or agency of the Company maintained for such purposes in the city where the principal corporate trust office of the Trustee is located, and will initially be the principal corporate trust office of the Trustee, provided that payment of interest, if any, may be made (subject to collection) at the option of the Company by check mailed to the persons in whose names the Debt Securities are registered at the close of business on the day specified in the prospectus supplement accompanying this prospectus.

                   FORM, EXCHANGE, REGISTRATION AND TRANSFER

      Debt Securities will be exchangeable for other Debt Securities of the same series and of like tenor, of any authorized denominations and of a like aggregate principal amount and Stated Maturity (as defined in the Indenture). Debt Securities may be presented for registration of transfer (with the form of transfer endorsed thereon duly executed), at the office of the Trustee or at the office of any transfer agent designated by the Company for such purpose, without service charge and upon payment of any taxes and other governmental charges as described in the Indenture. Such transfer or exchange will be effected upon the books of the Trustee or such transfer agent, as the case may be, being satisfied with the documents of title and identity of the person making the request. (Section 305)

      In the event of any redemption of Debt Securities, the Company shall not be required to: (i) issue, register the transfer of or exchange such Debt Securities during a period beginning at the opening of business 15 days before any selection of such Debt Securities to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption; or (ii) register the transfer of or exchange any such Debt Security, or portion thereof, called for redemption, except the unredeemed portion of any such Debt Security being redeemed in part. (Section 305)

                           SATISFACTION AND DISCHARGE

      The Company shall be deemed to have paid and discharged the indebtedness on all the Debt Securities of a series and the Trustee shall execute instruments acknowledging the satisfaction and discharge of such indebtedness and, if applicable, shall pay, or assign or transfer and deliver to the Company the related Mortgage Bond which has been held as security for the Debt Securities of such series if (1) (i) the Company has deposited or caused to be deposited with the Trustee an amount sufficient to pay and discharge the entire indebtedness on all outstanding Debt Securities of such series for principal (and premium, if any) and interest to the Stated Maturity or any Redemption Date, as the case may be; or (ii) the Company has deposited or caused to be deposited with the Trustee such amount of direct noncallable obligations of, or noncallable obligations the payment of principal of and interest on which is fully guaranteed by, the United States of America maturing as to principal and interest in such amounts and at such times as will, without consideration of any reinvestment thereof, be sufficient to pay and discharge the entire indebtedness on all outstanding Debt Securities of such series for principal (and premium, if any) and interest to the Stated Maturity or any Redemption Date, as the case may be; and (2) the Company has paid or caused to be paid all other sums payable with respect to the Debt Securities of such series. (Section 503)

                               EVENTS OF DEFAULT

      Any one of the following events will constitute an Event of Default under the Indenture with respect to the Debt Securities of any series: (a) failure to pay any interest on any Debt Security of such series when due, continued for 30 days; (b) failure to pay principal of (or premium, if any) on the Debt Securities of such series when due; (c) failure to perform any other covenant or warranty of the Company in the Indenture (other than a covenant or warranty included in the Indenture solely for the benefit of a series of securities other than the Debt Securities), continued for 60 days after written notice as provided in the Indenture; and

(d) certain events of bankruptcy, insolvency or reorganization involving the Company. (Section 601)

      If an Event of Default with respect to the Debt Securities of any series occurs and is continuing, either the Trustee or the holders of at least 25% in aggregate principal amount of the outstanding Debt Securities of such series by notice as provided in the Indenture may declare the principal amount of such Debt Securities to be due and payable immediately. At any time after a declaration of acceleration has been made, but before a judgment or decree for payment of money has been obtained by the Trustee, and subject to applicable law and certain other provisions of the Indenture, the holders of a majority in aggregate principal amount of the Debt Securities of such series may, under certain circumstances, rescind and annul such acceleration. (Section 602)

      The Indenture provides that within 90 days after the occurrence of any Event of Default thereunder with respect to the Debt Securities of any series, the Trustee shall transmit, in the manner set forth in the Indenture, notice of such Event of Default to the holders of the Debt Securities of such series unless such Event of Default has been cured or waived; provided, however, that except in the case of a default in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series, the Trustee may withhold such notice if and so long as the board of directors, the executive committee or a trust committee of directors or Responsible Officers of the Trustee has in good faith determined that the withholding of such notice is in the interest of the holders of Debt Securities of such series. (Section 701)

      If an Event of Default occurs and is continuing with respect to the Debt Securities of any series, the Trustee may in its discretion proceed to protect and enforce its rights and the rights of the holders of Debt Securities of such series by all appropriate judicial proceedings. (Section 603)

      The Indenture provides that, subject to the duty of the Trustee during any default to act with the required standard of care, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders of Debt Securities, unless such holders shall have offered to the Trustee reasonable indemnity. (Section 702) Subject to such provisions for the indemnification of the Trustee, and subject to applicable law and certain other provisions of the Indenture, the holders of a majority in aggregate principal amount of the outstanding Debt Securities of a series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Debt Securities of such series. (Section 612)

                            MODIFICATION AND WAIVER

      Modification and amendments of the Indenture may be made by the Company and the Trustee with the consent of the holders of not less than a majority in aggregate principal amount of the Debt Securities of each series affected thereby; provided, however, that no such modification or amendment may, without the consent of the holder of each Debt Security effected thereby,

  (1) change the Stated Maturity of the principal of, or any installment of principal of or interest on, any Debt Securities,

  (2) reduce the principal amount of, or premium or interest on, any Debt Securities,

  (3) change the coin or currency in which any Debt Securities or any premium or any interest thereon is payable,

  (4) impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity of any Debt Securities (or, in the case of redemption, on or after the Redemption Date),

  (5) reduce the percentage and principal amount of the outstanding Debt Securities, the consent of whose holders is required in order to take certain actions,

  (6) change any obligation of the Company to maintain an office or agency in the places and for the purposes required by the Indenture, or

  (7) modify any of the above provisions.(Section 1002)

      The holders of at least 66 2/3% in aggregate principal amount of Debt Securities of any series may, on behalf of the holders of all Debt Securities of such series, waive compliance by the Company with certain restrictive provisions of the Indenture. (Section 1109) The holders of not less than a majority in aggregate principal amount of Debt Securities of any series may, on behalf of all holders of Debt Securities of such series, waive any past default and its consequences under the Indenture with respect to the Debt Securities of such series, except a default (a) in the payment of principal of (or premium, if any) or any interest on any Debt Security of such series, or (b) in respect of a covenant or provision of the Indenture that cannot be modified or amended without the consent of the holder of each Debt Security of such series. (Section
613)

                    CONSOLIDATION, MERGER AND SALE OF ASSETS

      The Company may, without the consent of the holders of the Debt Securities, consolidate or merge with or into, or convey, transfer or lease its properties and assets substantially as an entirety to, any Person that is a corporation, partnership or trust organized and validly existing under the laws of any domestic jurisdiction, or may permit any such Person to consolidate with or merge into the Company or convey, transfer or lease its properties and assets substantially as an entirety to the Company, provided that any successor Person assumes the Company's obligations on the Debt Securities and under the Indenture, that after giving effect to the transaction no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing, and that certain other conditions are met. (Section 901)

                             CONCERNING THE TRUSTEE

      Bankers Trust Company is the Trustee under the Indenture. Bankers Trust Company also serves as Mortgage Trustee under the Mortgage.

PROVISIONS APPLICABLE TO REMARKETED NOTES

      The following sets forth the general terms of Debt Securities subject to remarketing as described below ("Remarketed Notes").

                                    SECURITY

      Unless otherwise set forth in the applicable prospectus supplement, each series of Remarketed Notes will be secured as to payment of principal, interest and premium, if any, by Mortgage Bonds, pledged to the Trustee for the benefit of the holders of the Remarketed Notes. See "-- Security; Pledge of Mortgage Bond" and "Provisions Applicable to General and Refunding Mortgage Bonds."

                                    INTEREST

      GENERAL. The Remarketed Notes will initially bear interest at the rate per annum set forth on the cover page of the applicable prospectus supplement (the "Initial Interest Rate") for the period (the "Initial Interest Rate Period") ending on the Business Day immediately preceding the date set forth thereon (the "Initial Interest Rate Adjustment Date"). On and after the Initial Interest Rate Adjustment Date, each Remarketed Note at the option of the Company will bear interest for designated periods (each, an "Interest Rate Period") in the Commercial Paper Term Mode (as defined below), the Long Term Rate Mode (as defined below) or the SPURS Mode (as defined below and, together with the Commercial Paper Term Mode and the Long Term Rate Mode, the "Interest Rate Modes"). Each Remarketed Note may bear interest in the same or a different Interest Rate Mode as other Remarketed Notes.

      The interest rate for the Remarketed Notes will be established periodically as described herein by a remarketing agent selected by the Company (each, a "Remarketing Agent"). The Company also may appoint one or more standby remarketing agents for any Remarketing Agent (each, a "Standby Remarketing Agent") on the terms described herein and the applicable prospectus supplement.

      Unless otherwise specified in the applicable prospectus supplement, interest will be payable on any Remarketed Note at maturity and (a) in the Initial Interest Rate Period, on the date or dates set forth in the applicable prospectus supplement; (b) for any Interest Rate Period in the Commercial Paper Term Mode, on the Interest Rate Adjustment Date commencing the next succeeding Interest Rate Period for such Remarketed Note and on such other dates (if any) as will be established upon conversion of such Remarketed Note to the Commercial Paper Term Mode or upon remarketing of the Remarketed Note in a new Interest Rate Period in the Commercial Paper Term Mode; and (iii) in the Long Term Rate Mode or the SPURS Mode, no less frequently than semiannually on such dates as will be established upon conversion of such Remarketed Note to the Long Term Rate Mode or the SPURS Mode (or upon remarketing of the Remarketed Note in a new Interest Rate Period in the Long Term Rate Mode or the SPURS Mode, as the case may be) and set forth in the applicable Remarketed Note in the case of a fixed interest rate, or as described below under "Floating Interest Rates" in the case of a floating interest rate, and on the Interest Rate Adjustment Date commencing the next succeeding Interest Rate Period (each such date, an "Interest Payment Date").

      Interest will be payable to the holder thereof as of the related Record Date (the "Record Date"), which, for any Remarketed Note (x) in the Initial Interest Rate Period, is the date or dates set forth in the applicable prospectus supplement, (y) in the Commercial Paper Term Mode, is the Business Day (as defined below) prior to the related Interest Payment Date; and (z) bearing interest in the Long Term Rate Mode or the SPURS Mode, is 15 days prior to the related Interest Payment Date. If any Interest Payment Date would otherwise be a day that is not a Business Day, such Interest Payment Date will be postponed to the next succeeding Business Day, and no interest will accrue on such payment for the period from and after such Interest Payment Date to the date of such payment on the next succeeding Business Day.

      Interest on the Remarketed Notes bearing interest at the Initial Interest Rate will be computed on the basis set forth in the applicable prospectus supplement. Interest on Remarketed Notes bearing interest in the Commercial Paper Term Mode or at a floating interest rate during an Interest Rate Period in the Long Term Rate Mode or the SPURS Mode will be computed on the basis of actual days elapsed over 360; provided that, if an applicable Interest Rate Basis (as defined below) is the CMT Rate or Treasury Rate (each as defined below), interest will be computed on the basis of actual days elapsed over the actual number of days in the year. Interest on Remarketed Notes bearing interest at a fixed rate in the Long Term Rate Mode or the SPURS Mode will be computed on the basis of a year of 360 days consisting of twelve 30-day months.

      As used herein, "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions located in the State of Michigan or in the state in which the principal corporate trust office of the Trustee is located are authorized or obligated by or pursuant to law or executive order to close; provided, however, that with respect to Remarketed Notes in the Long Term Rate Mode or the SPURS Mode as to which LIBOR (as defined below) is an applicable Interest Rate Basis, such day is also a London Business Day (as hereinafter defined). "London Business Day" means (i) if the Index Currency (as hereinafter defined) is other than European Currency Units ("ECU"), any day on which dealings in such Index Currency are transacted in the London interbank market or (ii) if the Index Currency is ECU, any day that does not appear as an ECU non-settlement day on the display designated as "ISDE" on the Reuter Monitor Money Rates Service (or a day so designated by the ECU Banking Association) or, if ECU non-settlement days do not appear on the page (and are not so designated), is not a day on which payments in ECU cannot be settled in the international interbank market.

      DETERMINATION OF INTEREST RATES. The interest rate and, in the case of a floating interest rate, the Spread (as defined below), if any, and the Spread Multiplier (as defined below), if any, for any Remarketed Note will be established by the applicable Remarketing Agent in a remarketing (as described below) or otherwise not later than the first day of each succeeding Interest Rate Period for such Remarketed Note, which must be a Business Day (each, an "Interest Rate Adjustment Date"), and will be the minimum rate of interest and, in the case of a floating interest rate, Spread (if any) and Spread Multiplier (if any) necessary in the judgment of such Remarketing Agent to produce a par bid in the secondary market for such Remarketed Note on the date the interest rate is established. Such rate will be effective for the next succeeding Interest Rate Period for such Remarketed Note commencing on such Interest Rate Adjustment Date.

      In the event that (i) the applicable Remarketing Agent has been removed or has resigned and no successor has been appointed, or (ii) such Remarketing Agent has failed to announce the appropriate interest rate, Spread, if any, or Spread Multiplier, if any, as the case may be, on the Interest Rate Adjustment Date for any Remarketed Note for whatever reason, or (iii) the appropriate interest rate, Spread, if any, or Spread Multiplier, if any, as the case may be, or Interest Rate Period cannot be determined for any Remarketed Note for whatever reason, then the next succeeding Interest Rate Period for such Remarketed Note will be automatically converted to a Weekly Rate Period (a Commercial Paper Term Period described below), and the rate of interest thereon will be equal to the rate per annum announced by Citibank, N.A., or such other nationally recognized bank located in the United States as the Company may select, as its prime lending rate (such rate of interest being referred to herein as the "Special Interest Rate").

      The interest rate on the Remarketed Notes will not exceed the "Maximum Rate," which is defined to mean that rate of interest equal to 15% per annum or such higher rate as may be established from time to time by the Board of Directors of the Company.

      The Trustee will, upon request of any Beneficial Owner of a Remarketed Note, advise such Beneficial Owner or the applicable Remarketing Agent of the interest rate and, in the case of a floating interest rate, the Interest Rate Basis or Bases, Spread (if any) and Spread Multiplier (if any), and in each case the other terms applicable to such Beneficial Owner's Remarketed Notes for the next Interest Rate Period. Neither the Trustee nor the Company will otherwise be required to advise Beneficial Owners of the applicable interest rate.

      The interest rate and other terms announced by the Remarketing Agent, absent manifest error, will be binding and conclusive upon the Beneficial Owners, the Company and the Trustee.

                              INTEREST RATE MODES

      The times specified below are subject to extension pursuant to standby remarketing arrangements, if any, as provided herein and in the applicable prospectus supplement. See "Remarketing -- Interest Rate Adjustment Date; Determination of Interest Rate" below.

      COMMERCIAL PAPER TERM MODE. As used herein, "Commercial Paper Term Mode" means, with respect to any Remarketed Note, the Interest Rate Mode in which the interest rate on such Remarketed Note is reset on a periodic basis which shall not be less than one calendar day nor more than 364 consecutive calendar days and interest is paid as provided for such Interest Rate Mode above under "Interest -- General." The Interest Rate Period for any Remarketed Note in the Commercial Paper Term Mode will be a period of not less than one nor more than 364 consecutive calendar days (a "Commercial Paper Term Period"), as determined by the Company (as described below under "Conversion") or, if not so determined, by the Remarketing Agent for such Remarketed Note (in its best judgment in order to obtain the lowest interest cost for such Remarketed Note). Each Commercial Paper Term Period will commence on the Interest Rate Adjustment Date therefor and end on the day preceding the date specified by such Remarketing Agent as the first day of the next Interest Rate Period for such Remarketed Note. A "Weekly Rate Period" is a Commercial Paper Term Period and will be a period of seven days commencing on any Interest Rate Adjustment Date and ending on the day preceding the first day of the next Interest Rate Period for such Remarketed Note. The interest rate for any Commercial Paper Term Period relating to a Remarketed Note will be determined not later than 11:50 a.m., New York City time, on the Interest Rate Adjustment Date for such Remarketed Note, which is the first day of each Interest Rate Period for such Remarketed Note.

      LONG TERM RATE MODE. As used herein, "Long Term Rate Mode" means, with respect to any Remarketed Note, the Interest Rate Mode in which the interest rate on such Remarketed Note is reset in a Long Term Rate Period and interest is paid as provided for such Interest Rate Mode above under "Interest -- General" or below under "Floating Interest Rates." The Interest Rate Period for any Remarketed Note in the Long Term Rate Mode will be established by the Company (as described below under "Conversion") as a period of more than 364 days and not exceeding the remaining term to the Stated Maturity Date (as defined below) of such Remarketed Note (a "Long Term Rate Period"); provided, however, that such Interest Rate Period must end on the day prior to an Interest Payment Date for such Remarketed Note; and provided further that, if so provided in a Remarketed Note in the Long Term Rate Mode and specified at the time of remarketing into a Long Term Rate Period, the Company may shorten the Interest Rate Period in the manner described in the next succeeding paragraph and provide for payment of a premium, if any, in respect thereof for any such Remarketed Note upon written notice to the Remarketing Agent and the Trustee not less than thirty (30) days prior to the date upon which such shortened Interest Rate Period shall expire. Promptly upon the receipt of such notice, and, in any case, not later than the close of business on such date, the Trustee will transmit such information to DTC in accordance with DTC's procedures as in effect from time to time. In such case, the next Interest Rate Adjustment Date shall be the Business Day immediately following the expiration of such Interest Rate Period. The interest rate, or Spread (if any) and Spread Multiplier (if any) for any Remarketed Note in the Long Term Rate Mode will be determined not later than 11:50 a.m., New York City time, on the Interest Rate Adjustment Date for such Remarketed Note, which is the first day of each Interest Rate Period for such Remarketed Note.

      If any Remarketed Note is subject to early remarketing as provided above, the Interest Rate Period may be shortened by the Company to end on any date on or after the Initial Early Remarketing Date, if any, specified in the Remarketed Note, upon prior written notice as provided above. On or after the Initial Early Remarketing Date, if any, on the Interest Rate Adjustment Date relating to such shortened Interest Rate Period for such Remarketed Note, the Company will pay a premium to the tendering Beneficial Owner of the Remarketed Note, together with accrued interest, if any, thereon at the applicable rate payable to such Interest Rate Adjustment Date. Unless otherwise specified in the Remarketed Note, the premium will be an amount equal to the Initial Early Remarketing Premium specified therein (as adjusted by the Annual Early Remarketing Premium Percentage Reduction specified therein, if applicable), multiplied by the principal amount of the Remarketed Note subject to early remarketing. The Initial Early Remarketing Premium, if any, will decline at each anniversary of the Initial Early Remarketing Date by an amount equal to the applicable Annual Early Remarketing Premium Percentage Reduction, if any, specified in the Remarketed Note until the premium is equal to 0.

      SPURS MODE. As used herein, "SPURS Mode" means, with respect to any Remarketed Note, the Interest Rate Mode in which the Remarketed Notes shall bear interest and be subject to remarketing as "Structured Putable Remarketable Securities" ("SPURS") by a remarketing agent selected by the Company (the "SPURS Agent") as described under "SPURS Mode" below. So long as any Remarketed Notes are in the

SPURS Mode, the provisions set forth herein applicable to the remarketing of Remarketed Notes generally shall apply to such Remarketed Notes only to the extent expressly provided under "SPURS Mode" below.

      The Interest Rate Period for any Remarketed Note in the SPURS Mode will be established by the Company (as described below under "Conversion") as a period of more than 364 days and not exceeding the remaining term to the Stated Maturity Date of such Remarketed Note (a "SPURS Rate Period"); provided, however, that such Interest Rate Period must end on the day prior to an Interest Payment Date for such Remarketed Note. The SPURS Rate Period shall consist of the period to and excluding the SPURS Remarketing Date (as defined below) and the period from and including the SPURS Remarketing Date to but excluding the next succeeding Interest Rate Adjustment Date, as described below under "SPURS Mode" and subject to the conditions therein and otherwise herein described. The interest rate and, in the case of a floating interest rate, the Spread, if any, and the Spread Multiplier, if any, to the SPURS Remarketing Date for any Remarketed Note in the SPURS Mode will be determined not later than 11:50 a.m., New York City time, on the Interest Rate Adjustment Date for such Remarketed Note, which for the SPURS Mode is the first day of each Interest Rate Period for such Remarketed Note.

                                   CONVERSION

      The Company may change the Interest Rate Mode or Interest Rate Period at its option in the manner described below.

      CONVERSION BETWEEN COMMERCIAL PAPER TERM PERIODS. Each Remarketed Note in a Commercial Paper Term Period may be remarketed into the same Interest Rate Period or converted at the option of the Company to a different Commercial Paper Term Period on any Interest Rate Adjustment Date upon receipt by the Remarketing Agent and the Trustee of a notice, which will be in or promptly confirmed in writing (which includes facsimile or appropriate electronic media), from the Company (a "Conversion Notice") prior to 9:30 a.m., New York City time, or the remarketing of such Remarketed Note, whichever later occurs, on such Interest Rate Adjustment Date.

      CONVERSION FROM THE COMMERCIAL PAPER TERM MODE TO THE LONG TERM RATE MODE OR THE SPURS MODE. Each Remarketed Note in the Commercial Paper Term Mode may be converted at the option of the Company to the Long Term Rate Mode or the SPURS Mode on any Interest Rate Adjustment Date upon receipt not less than ten days prior to such Interest Rate Adjustment Date by the Remarketing Agent and the Trustee of a Conversion Notice from the Company.

      CONVERSION BETWEEN LONG TERM RATE PERIODS OR FROM THE LONG TERM RATE MODE OR THE SPURS MODE TO THE COMMERCIAL PAPER TERM MODE OR THE SPURS MODE. Each Remarketed Note in a Long Term Rate Period may be remarketed in the same Interest Rate Period or converted at the option of the Company to a different Long Term Rate Period or from the Long Term Rate Mode to the Commercial Paper Term Mode or the SPURS Mode, or from the SPURS Mode to a different SPURS Mode or to the Long Term Rate Mode or the Commercial Paper Term Mode, on any Interest Rate Adjustment Date for such Remarketed Note upon receipt by the Trustee and the Remarketing Agent for such Remarketed Note of a Conversion Notice from the Company not less than ten days prior to such Interest Rate Adjustment Date.

      CONVERSION NOTICE. Each Conversion Notice must state each Remarketed Note to which it relates and the new Interest Rate Mode (if applicable), the new Interest Rate Period, the date of the applicable conversion (the "Conversion Date") and, with respect to any Long Term Rate Period, any optional redemption or repayment terms for each such Remarketed Note. If the Company revokes a Conversion Notice or the Trustee and the Remarketing Agent fail to receive a Conversion Notice from the Company by the specified date in advance of the Interest Rate Adjustment Date for a Remarketed Note, the Remarketed Note shall be converted automatically to the Weekly Rate Period.

      REVOCATION OR CHANGE OF CONVERSION NOTICE OR FLOATING INTEREST RATE NOTICE. The Company may, upon written notice received by the Trustee and the applicable Remarketing Agent, revoke any Conversion Notice or Floating Interest Rate Notice (as defined herein) or change the Interest Rate Mode to which such Conversion Notice relates or change any Floating Interest Rate Notice up to 9:30 a.m., New York City time, on the Conversion Date, subject to the limitation set forth in the next paragraph.

      LIMITATION ON CONVERSION, CHANGE OF CONVERSION NOTICE OR FLOATING INTEREST RATE NOTICE AND REVOCATION. Notwithstanding the foregoing, the Company may not, without the consent of the applicable Remarketing Agent, convert any Remarketed Note or revoke or change any Conversion Notice or Floating Interest Rate Notice at or after the time at which such Remarketing Agent has determined the interest rate, or Spread (if any) and Spread Multiplier (if any), for any Remarketed Note being remarketed (i.e., the time at which such Remarketed Note has been successfully remarketed, subject to settlement on the related Interest Rate Adjustment Date). The Remarketing Agent may advise the Company of indicative rates from time to time, or at any time upon the request of the Company, prior to making such determination of the interest rate, Spread or Spread Multiplier, as the case may be.

                           TENDER OF REMARKETED NOTES

      Each Remarketed Note will be automatically tendered for purchase, or deemed tendered for purchase, on each Interest Rate Adjustment Date relating thereto. Remarketed Notes will be purchased on the Interest Rate Adjustment Date relating thereto as described below.

                                  REMARKETING

      When any Remarketed Note is tendered for remarketing, the Remarketing Agent therefor will use its reasonable efforts to remarket such Remarketed Note on behalf of the Beneficial Owner thereof at a price equal to 100% of the principal amount thereof. The Remarketing Agent may purchase tendered Remarketed Notes for its own account in a remarketing, but will not be obligated to do so. The Company may offer to purchase Remarketed Notes in a remarketing, provided that the interest rate established with respect to Remarketed Notes in such remarketing is not different from the interest rate that would have been established if the Company had not purchased such Remarketed Notes. Any Remarketed Notes for which the Company shall have given a notice of redemption to the Trustee and the Remarketing Agent will not be considered in a remarketing.

      INTEREST RATE ADJUSTMENT DATE; DETERMINATION OF INTEREST RATE. By 11:00 a.m., New York City time, on the Interest Rate Adjustment Date for any Remarketed Note, the applicable Remarketing Agent will determine the interest rate for such Remarketed Note being remarketed to the nearest one hundred-thousandth (0.00001) of one percent per annum for the next Interest Rate Period in the case of a fixed interest rate, and the Spread (if any) and Spread Multiplier (if any) in the case of a floating interest rate; provided, that between 11:00 a.m., New York City time, and 11:50 a.m., New York City time, the Remarketing Agent and the Standby Remarketing Agent(s), if any, will use their reasonable efforts to determine the interest rate for any Remarketed Notes not successfully remarketed as of the applicable deadline specified in this paragraph. In determining the applicable interest rate for such Remarketed Note and other terms, such Remarketing Agent will, after taking into account market conditions as reflected in the prevailing yields on fixed and variable rate taxable debt securities, (i) consider the principal amount of all Remarketed Notes tendered or to be tendered on such date and the principal amount of such Remarketed Notes prospective purchasers are or may be willing to purchase and
(ii) contact, by telephone or otherwise, prospective purchasers and ascertain the interest rates or the Spread or Spread Multiplier therefor at which they would be willing to hold or purchase such Remarketed Notes.

      NOTIFICATION OF RESULTS; SETTLEMENT. By 12:30 p.m., New York City time, on the Interest Rate Adjustment Date for any Remarketed Notes, the applicable Remarketing Agent will notify the Company and the Trustee in writing (which may include facsimile or other electronic transmission), of (i) the interest rate or, in the case of a floating interest rate, the initial interest rate, the Spread and Spread Multiplier and the Initial Interest Reset Date (as defined herein), applicable to such Remarketed Notes for the next Interest Rate Period, (ii) the Interest Rate Adjustment Date, (iii) the Interest Payment Dates, for any Remarketed Notes in the Commercial Paper Term Mode (if other than the Interest Rate Adjustment
Date), the Long Term Rate Mode or the SPURS Mode, (iv) the optional redemption terms, if any, and early remarketing terms, if any, in the case of a remarketing into a Long Term Rate Period, (v) the aggregate principal amount of tendered Remarketed Notes on such date and (vi) the aggregate principal amount of such tendered Remarketed Notes which such Remarketing Agent was able to remarket, at a price equal to 100% of the principal amount thereof plus accrued interest, if any. Immediately after receiving such notice and, in any case, not later than 1:30 p.m., New York City time, the Trustee will transmit such information and any other settlement information required by DTC to DTC in accordance with DTC's procedures as in effect from time to time.

      By telephone at approximately 1:00 p.m., New York City time, on such Interest Rate Adjustment Date, the applicable Remarketing Agent will advise each purchaser of Remarketed Notes (or the DTC participant of each such purchaser who it is expected in turn will advise such purchaser) of the principal amount of such Remarketed Notes that such purchaser is to purchase.

      Each purchaser of Remarketed Notes in a remarketing will be required to give instructions to its DTC participant to pay the purchase price therefor in same day funds to the applicable Remarketing Agent against delivery of the principal amount of such Remarketed Notes by book-entry through DTC by 3:00 p.m., New York City time, on the Interest Rate Adjustment Date.

      All tendered Remarketed Notes will be automatically delivered to the account of the Trustee (or such other account meeting the requirements of DTC's procedures as in effect from time to time), by book-entry through DTC against payment of the purchase price or redemption price therefor, on the Interest Rate Adjustment Date relating thereto.

      The applicable Remarketing Agent will make, or cause the Trustee to make, payment to the DTC participant of each tendering Beneficial Owner of Remarketed Notes subject to a remarketing, by book-entry through DTC by the close of business on the Interest Rate Adjustment Date against delivery through DTC of such Beneficial Owner's tendered Remarketed Notes, of the purchase price for tendered Remarketed Notes that have been sold in the remarketing. If any such Remarketed Notes were purchased pursuant to a Special Mandatory Purchase, subject to receipt of funds from the Company or the Liquidity Provider (as defined below), if any, as the case may be, the Trustee will make such payment of the purchase price of such Remarketed Notes plus accrued interest, if any, to such date.

      The transactions described above for a remarketing of any Remarketed Notes will be executed on the Interest Rate Adjustment Date for such Remarketed Notes through DTC in accordance with the procedures of DTC, and the accounts of the respective DTC participants will be debited and credited and such Remarketed Notes delivered by book-entry as necessary to effect the purchases and sales thereof, in each case as determined in the related remarketing.

      Except as otherwise set forth below under "Purchase and Redemption of Remarketed Notes," any Remarketed Notes tendered in a remarketing will be purchased solely out of the proceeds received from purchasers of such Remarketed Notes in such remarketing, and none of the Trustee, the applicable Remarketing Agent, any Standby Remarketing Agent or the Company will be obligated to provide funds to make payment upon any Beneficial Owner's tender in a remarketing.

      Although tendered Remarketed Notes will be subject to purchase by a Remarketing Agent in a remarketing, such Remarketing Agent and any Standby Remarketing Agent will not be obligated to purchase any such Remarketed Notes.

      The remarketing procedures set forth above will apply to all Remarketed Notes except to the extent otherwise indicated in the applicable prospectus supplement for such Remarketed Notes. The settlement and remarketing procedures described above, including provisions for payment by purchasers of tendered Remarketed Notes or for payment to selling Beneficial Owners of tendered Remarketed Notes, may be modified to the extent required by DTC. In addition, each Remarketing Agent may, without the consent of holders, modify the settlement and remarketing procedures set forth above in order to facilitate the settlement and remarketing process.

      As long as DTC's nominee holds the certificates representing the Remarketed Notes in the book-entry system of DTC, no certificates for such Remarketed Notes will be delivered by any selling Beneficial Owner to reflect any transfer of Remarketed Notes effected in any remarketing.

      FAILED REMARKETING. Unless otherwise provided in the applicable prospectus supplement, Remarketed Notes not successfully remarketed will be subject to Special Mandatory Purchase by the Company (a "Special Mandatory Purchase"). The obligation of the Company to effect a Special Mandatory Purchase of the Remarketed Notes (the "Special Mandatory Purchase Right") can be satisfied either directly by the Company or through a Liquidity Provider. By 12:00 o'clock noon, New York City time, on any Interest Rate Adjustment Date, the applicable Remarketing Agent will notify the Liquidity Provider, if any, the Trustee and the Company by telephone or facsimile, confirmed in writing, of the principal amount of Remarketed Notes that such Remarketing Agent and the applicable Standby Remarketing Agent, if any, were unable to remarket on such date. In the event that the Company has entered into a Standby Note Purchase Agreement which is in effect on such date, such notice will constitute a demand for the benefit of the Company to the Liquidity Provider to purchase such unremarketed Remarketed Notes at a price equal to the outstanding principal amount thereof pursuant to the terms of such Standby Note Purchase Agreement. If a Standby Note Purchase Agreement is not in effect on such date, or if the Liquidity Provider fails to advance funds under the Standby Note Purchase Agreement, the Company has agreed in the Indenture to purchase such unremarketed Remarketed Notes. In each case the Company will pay all accrued and unpaid interest, if any, on unremarketed Remarketed Notes to such Interest Rate Adjustment Date. Payment of the principal amount of unremarketed Remarketed Notes by the Company or the Liquidity Provider (if any), as the case may be, and payment of accrued and unpaid interest, if any, by the Company, will be made by deposit of same-day funds with the Trustee (or such other account meeting the requirements of DTC's procedures as in effect from time to time) irrevocably in trust for the benefit of the Beneficial Owners of Remarketed Notes subject to Special Mandatory Purchase by 3:00 p.m., New York City time, on such Interest Rate Adjustment Date.

      THE REMARKETING AGENT. The Company and the Remarketing Agent for Remarketed Notes will enter into a Remarketing Agreement, a form of which has been filed as an exhibit to the Registration Statement of which this prospectus is a part. The summaries below are summaries of certain provisions of the form of Remarketing Agreement and do not purport to be complete and are subject to, and qualified in their entirety by, the provisions of the Remarketing Agreement.

      For its services in determining the interest rate and remarketing Remarketed Notes, the Remarketing Agent will receive from the Company a fee to be determined at the time of execution of the Remarketing Agreement. The Remarketing Agent may pay to selected broker-dealers, including any Standby Remarketing Agent, a portion of any fees it receives from the Company for its services as Remarketing Agent reflecting Remarketed Notes sold through such broker-dealers to purchasers in remarketings.

      The Company will agree to indemnify the Remarketing Agent and the Standby

Remarketing Agent against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Act"), arising out of or in connection with its duties under the Remarketing Agreement.

      The Remarketing Agreement will provide that the Company may in its absolute discretion replace the Remarketing Agent by giving 30 days prior notice to the Remarketing Agent and the Trustee, such replacement to be effective upon the Company's appointment of a successor to perform the services of the Remarketing Agent under the Remarketing Agreement. The Remarketing Agreement will also provide that the Company reserves the right to appoint or replace any Standby Remarketing Agent at any time.

      The Remarketing Agreement will also provide that the Remarketing Agent or any Standby Remarketing Agent may resign at any time as Remarketing Agent, such resignation to be effective 30 days after the delivery to the Company and the Trustee of notice of such resignation. In such case, it shall be the sole obligation of the Company to appoint a successor Remarketing Agent.

                           PURCHASE AND REDEMPTION OF
                                REMARKETED NOTES

      SPECIAL MANDATORY PURCHASE. Unless otherwise provided in the applicable prospectus supplement, if by 12:00 o'clock noon, New York City time, on any Interest Rate Adjustment Date for any Remarketed Notes, the applicable Remarketing Agent and the applicable Standby Remarketing Agent(s) have not remarketed all such Remarketed Notes, the Remarketed Notes that have not been remarketed are subject to Special Mandatory Purchase. Either the Company or, subject to the terms and conditions of a Standby Note Purchase Agreement, if any, which may be in effect on such date, the Liquidity Provider (if any), will deposit same-day funds in the account of the Trustee (or such other account meeting the requirements of DTC's procedures as in effect from time to time) irrevocably in trust for the benefit of the Beneficial Owners of Remarketed Notes subject to Special Mandatory Purchase by 3:00 p.m., New York City time, on such Interest Rate Adjustment Date. Such funds will be in an amount sufficient to pay the aggregate purchase price of such unremarketed Remarketed Notes, equal to 100% of the principal amount thereof. In the event a Standby Note Purchase Agreement is in effect but the Liquidity Provider shall fail to advance funds for whatever reason thereunder, the Company hereby agrees to purchase such unremarketed Remarketed Notes on such Interest Rate Adjustment Date. The Company has agreed in the Indenture to pay the accrued interest, if any, on such Remarketed Notes by depositing sufficient same-day funds therefor with the Trustee (or such other account meeting the requirements of DTC's procedures as in effect from time to time) by 3:00 p.m., New York City time, on such Interest Rate Adjustment Date.

      Failure by the Company to purchase Remarketed Notes pursuant to a Special Mandatory Purchase in the manner provided in the Remarketed Notes will constitute an Event of Default under the Indenture in which event the date of such failure shall constitute a date of Maturity for such Remarketed Notes and the principal thereof may be declared due and payable in the manner and with the effect provided in the Indenture. Following such failure to pay pursuant to a Special Mandatory Purchase, such Remarketed Notes will bear interest at the Special Interest Rate as provided above under "Interest -- Determination of Interest Rates."

      If the Company enters into a Standby Note Purchase Agreement with a Liquidity Provider, Remarketed Notes purchased by the Liquidity Provider ("Purchased Notes") will bear interest at the rates and be payable on the dates as may be agreed upon by the Company and the Liquidity Provider. Upon purchase of any Remarketed Note by the Liquidity Provider, all interest accruing thereon from the last date for which interest was paid will accrue for the benefit of and be payable to the Liquidity Provider. Unless an event of default under the Standby Note Purchase Agreement occurs, the applicable Remarketing Agent will continue its remarketing efforts with respect to Purchased Notes until the earlier to occur of a successful remarketing of such Purchased Notes or the expiration of the Standby Note Purchase Agreement. In the event the Liquidity Provider holds Purchased Notes on the date the Standby Note Purchase Agreement expires, the Company will be required to purchase such Remarketed Notes on such date at a purchase price equal to the principal amount thereof plus accrued interest thereon to the purchase date. Such Remarketed Notes will remain outstanding and enjoy the benefits of the Indenture until such time as the Company delivers the Remarketed Notes to the Trustee for cancellation.

      OPTIONAL REDEMPTION ON ANY INTEREST RATE ADJUSTMENT DATE. Each Remarketed Note will be subject to redemption at the option of the Company in whole or in part on any Interest Rate Adjustment Date relating thereto without notice to the holders thereof at a redemption price equal to the aggregate principal amount of such Remarketed Notes to be redeemed plus accrued interest thereon to the redemption date.

      REDEMPTION WHILE REMARKETED NOTES ARE IN THE LONG TERM RATE MODE. Any Remarketed Notes in the Long Term Rate Mode are subject to redemption at the option of the Company at the times and upon the terms specified at the time of conversion to or within such Long Term Rate Mode.

      ALLOCATION. Except in the case of a Special Mandatory Purchase, if the Remarketed Notes are to be redeemed in part, DTC, after receiving notice of redemption specifying the aggregate principal amount of Remarketed Notes to be so redeemed, will determine by lot (or otherwise in accordance with the procedures of DTC) the principal amount of such Remarketed Notes to be redeemed from the account of each DTC participant. After making its determination as described above, DTC will give notice of such determination to each DTC participant from whose account such Remarketed Notes are to be redeemed. Each such DTC participant, upon receipt of such notice, will in turn determine the principal amount of Remarketed Notes to be redeemed from the accounts of the Beneficial Owners of such Remarketed Notes for which it serves as DTC participant, and give notice of such determination to the Remarketing Agent.

                                   SPURS MODE

      Except as otherwise specified in the applicable prospectus supplement, if so designated by the Company prior to commencement of an Interest Rate Period in accordance with the procedures described above under "Conversion," during such period the Remarketed Notes shall bear interest and be subject to remarketing by the SPURS Agent designated by the Company as described below.

                                    GENERAL

      Each Remarketed Note in the SPURS Mode will bear interest at the annual interest rate established by the SPURS Agent from, and including the Interest Rate Adjustment Date commencing the Interest Rate Period for the SPURS Mode to, but excluding, the date (the "SPURS Remarketing Date") designated at such time by the SPURS Agent after consultation with the Company. Such interest rate will be the minimum rate of interest and, in the case of a floating interest rate, Spread (if any) and Spread Multiplier (if any) necessary in the judgment of such SPURS Agent to produce a par bid in the secondary market for such Remarketed Note on the date the interest rate is established. The designated SPURS Remarketing Date shall be an Interest Payment Date within such Interest Rate Period. If the SPURS Agent elects to remarket the Remarketed Notes, except in the limited circumstances described herein, (i) the Remarketed Notes will be subject to mandatory tender to the SPURS Agent at 100% of the principal amount thereof for remarketing on the SPURS Remarketing Date, on the terms and subject to the conditions described herein, and (ii) from, and including, the SPURS Remarketing Date to, but excluding, the next succeeding Interest Rate Adjustment Date, the Remarketed Notes will bear interest at the rate determined by the SPURS Agent in accordance with the procedures set forth below (the "SPURS Interest Rate"). See "-- Tender; Remarketing" below.

      Under the circumstances described below, the Remarketed Notes are subject to remarketing in a new Interest Rate Mode or repurchase by the Company on the SPURS Remarketing Date. See "Conversion or Redemption Following Election by the SPURS Agent to Remarket" below. If the SPURS Agent does not elect to purchase the Remarketed Notes for remarketing on the SPURS Remarketing Date or if the SPURS Agent gives notice of its election to remarket the Remarketed Notes but for any reason does not purchase all tendered Notes on the SPURS Remarketing Date, then as of such date the Remarketed Notes will cease to be in the SPURS Mode, the SPURS Remarketing Date will constitute an Interest Rate Adjustment Date, and the Notes may be subject to remarketing on such date by a Remarketing Agent appointed by the Company in the Commercial Paper Term Mode or the Long Term Rate Mode or a new SPURS Mode established by the Company in accordance with the procedures described above under "Conversion;" provided that, in such case, the notice period required for conversion shall be the lesser of ten (10) days and the period commencing the date that the SPURS Agent notifies the Company that it will not purchase the Remarketed Notes for remarketing on the SPURS Remarketing Date or fails to so purchase, as the case may be.

                              TENDER; REMARKETING

      The following description sets forth the terms and conditions of the remarketing of the Remarketed Notes, in the event that the SPURS Agent elects to purchase the Remarketed Notes and remarkets the Remarketed Notes on the SPURS Remarketing Date.

      MANDATORY TENDER. Provided that the SPURS Agent gives notice to the Company and the Trustee on a Business Day not later than ten (10) days prior to the SPURS Remarketing Date of its intention to purchase the Remarketed Notes for remarketing (the "Notification Date"), each Remarketed Note will be automatically tendered, or deemed tendered, to the SPURS Agent for remarketing at the SPURS Interest Rate on the SPURS Remarketing Date, except in the circumstances described under "General" above. The purchase price for the tendered Remarketed Notes to be paid by the SPURS Agent will equal 100% of the principal amount thereof. See "Notification of Results; Settlement" below. When the Remarketed Notes are tendered for remarketing, the SPURS Agent may remarket the Remarketed Notes for its own account at varying prices to be determined by the SPURS Agent at the time of each sale. From, and including, the SPURS Remarketing Date to, but excluding, the next succeeding Interest Rate Adjustment Date, the Remarketed Notes will bear interest at the SPURS Interest Rate. If the SPURS Agent elects to remarket the Remarketed Notes, the obligation of the SPURS Agent to purchase the Remarketed Notes on the SPURS Remarketing Date is subject, among other things, to the conditions that, since the Notification Date, no material adverse change in the condition of the Company and its subsidiaries, considered as one enterprise, shall have occurred and that no Event of Default (as defined in the Indenture), or any event which, with the giving of notice or passage of time, or both, would constitute an Event of Default, with respect to the Remarketed Notes shall have occurred and be continuing.

      The SPURS Interest Rate shall be determined by the SPURS Agent by 3:30 p.m., New York City time, on the third Business Day immediately preceding the SPURS Remarketing Date (the "Determination Date") to the nearest one hundred-thousandth (0.00001) of one percent per annum and will be equal to the Base Rate established by the SPURS Agent, after consultation with the Company, at or prior to the commencement of the SPURS Mode (the "Base Rate"), plus the Applicable Spread (as defined below) which will be based on the Dollar Price (as defined below) of the Remarketed Notes. The SPURS Interest Rate announced by the SPURS Agent, absent manifest error, shall be binding and conclusive upon the Beneficial Owners and holders of the Remarketed Notes, the Company and the Trustee.

      The "Applicable Spread" will be the lowest bid indication, expressed as a spread (in the form of a percentage or in basis points) above the Base Rate, obtained by the SPURS Agent on the Determination Date from the bids quoted by up to five Reference Corporate Dealers (as defined below) for the full aggregate principal amount of the Remarketed Notes at the Dollar Price, but assuming (i) an issue date equal to the SPURS Remarketing Date, with settlement on such date without accrued interest, (ii) a maturity date equal to the next succeeding Interest Rate Adjustment Date of the Remarketed Notes, and (iii) a stated annual interest rate, payable semiannually on each Interest Payment Date, equal to the Base Rate plus the spread bid by the applicable Reference Corporate Dealer. If fewer than five Reference Corporate Dealers bid as described above, then the Applicable Spread shall be the lowest of such bid indications obtained as described above.

      "Dollar Price" means, with respect to the Remarketed Notes, the present value determined by the SPURS Agent, as of the SPURS Remarketing Date, of the Remaining Scheduled Payments (as defined below) discounted to the SPURS Remarketing Date, on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months), at the Treasury Rate (as defined below).

      "Reference Corporate Dealers" means such Reference Corporate Dealers as shall be appointed by the SPURS Agent after consultation with the Company.

      "Treasury Rate" means, with respect to the SPURS Remarketing Date, the rate per annum equal to the semiannual equivalent yield to maturity or interpolated (on a day count basis) yield to maturity of the Comparable Treasury Issues (as defined below), assuming a price for the Comparable Treasury Issues (expressed as a percentage of its principal amount), equal to the Comparable Treasury Price (as defined below) for such SPURS Remarketing Date.

      "Comparable Treasury Issues" means the United States Treasury security or securities selected by the SPURS Agent as having an actual or interpolated maturity or maturities comparable or applicable to the remaining term to the next succeeding Interest Rate Adjustment Date of the Remarketed Notes being purchased.

      "Comparable Treasury Price" means, with respect to the SPURS Remarketing Date, (a) the offer prices for the Comparable Treasury Issues (expressed in each case as a percentage of its principal amount) on the Determination Date, as set forth on "Telerate Page 500" (or such other page as may replace Telerate Page
500) or (b) if such page (or any successor page) is not displayed or does not contain such offer prices on such Determination Date, (i) the average of five Reference Treasury Dealer Quotations (as defined below) for such SPURS Remarketing Date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (ii) if the SPURS Agent obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations. "Telerate Page 500" means the display designated as "Telerate Page 500" on Bridge Telerate, Inc. (or such other page as may replace Telerate Page 500 on such service) or such other service displaying the offer prices specified in (a) above as may replace Bridge Telerate, Inc..

      "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer (as defined below) and the SPURS Remarketing Date, the offer prices for the Comparable Treasury Issues (expressed in each case as a percentage of its principal amount) quoted to the SPURS Agent by such Reference Treasury Dealer by 3:30 p.m., New York City time, on the Determination Date.

      "Reference Treasury Dealer" means such Reference Treasury Dealer as shall be appointed by the SPURS Agent after consultation with the Company.

      "Remaining Scheduled Payments" means, with respect to the Remarketed Notes, the remaining scheduled payments of the principal thereof and interest thereon, calculated at the Base Rate only, that would be due after the SPURS Remarketing Date to and including the next succeeding Interest Rate Adjustment Date, as determined by the SPURS Agent.

      NOTIFICATION OF RESULTS; SETTLEMENT. Provided the SPURS Agent has previously notified the Company and the Trustee on the Notification Date of its intention to purchase all tendered Remarketed Notes on the SPURS Remarketing Date, the SPURS Agent will notify the Company, the Trustee and DTC by telephone, confirmed in writing, by 4:00 p.m., New York City time, on the Determination Date, of the SPURS Interest Rate.

      All of the tendered Remarketed Notes will be automatically delivered to the account of the Trustee, by book-entry through DTC pending payment of the purchase price therefor, on the SPURS Remarketing Date.

      In the event that the SPURS Agent purchases the tendered Remarketed Notes on the SPURS Remarketing Date, the SPURS Agent will make or cause the Trustee to make payment to the DTC participant of each tendering Beneficial Owner of Remarketed Notes, by book-entry through DTC by the close of business on the SPURS Remarketing Date against delivery through DTC of such Beneficial Owner's tendered Remarketed Notes, of 100% of the principal amount of the tendered Remarketed Notes that have been purchased for remarketing by the SPURS Agent. If the SPURS Agent does not purchase all of the Remarketed Notes on the SPURS Remarketing Date, the Company may attempt to convert the Remarketed Notes to a new Interest Rate Mode; the interest rate will be determined as provided above in "Interest -- Determination of Interest Rates;" and settlement will be effected as described above under "Remarketing -- Notification of Results; Settlement" or "-- Failed Remarketing," as the case may be. In any case, the Company will make or cause the Trustee to make payment of interest to each Beneficial Owner of Remarketed Notes due on the SPURS Remarketing Date by book-entry through DTC by the close of business on the SPURS Remarketing Date.

      The transactions described above will be executed on the SPURS Remarketing Date through DTC in accordance with the procedures of DTC, and the accounts of the respective DTC participants will be debited and credited and the Remarketed Notes delivered by book-entry as necessary to effect the purchases and sales thereof.

      Transactions involving the sale and purchase of Remarketed Notes remarketed by the SPURS Agent on and after the SPURS Remarketing Date will settle in immediately available funds through DTC's Same-Day Funds Settlement System.

      The tender and settlement procedures described above, including provisions for payment by purchasers of Remarketed Notes in the remarketing or for payment to selling Beneficial Owners of tendered Remarketed Notes, may be modified to the extent required by DTC or to the extent required to facilitate the tender and remarketing of Remarketed Notes in certificated form, if the book-entry system is no longer available for the Remarketed Notes at the time of the remarketing. In addition, the SPURS Agent may, in accordance with the terms of the Indenture, modify the tender and settlement procedures set forth above in order to facilitate the tender and settlement process.

      As long as DTC's nominee holds the certificates representing any Remarketed Notes in the book-entry system of DTC, no certificates for such Remarketed Notes will be delivered by any selling Beneficial Owner to reflect any transfer of such Remarketed Notes effected in the remarketing. In addition, under the terms of the Remarketed Notes and the SPURS Remarketing Agreement (described below), the Company will agree that, notwithstanding any provision to the contrary set forth in the Indenture, (i) it will use its best efforts to maintain the Remarketed Notes in book-entry form with DTC or any successor thereto and to appoint a successor depositary to the extent necessary to maintain the Remarketed Notes in book-entry form, and (ii) it will waive any discretionary right it otherwise has under the Indenture to cause the Remarketed Notes to be issued in certificated form.

      THE SPURS AGENT. If the Remarketed Notes are to be remarketed in the SPURS Mode, the Company and the SPURS Agent will enter into a SPURS Remarketing Agreement (a "SPURS Remarketing Agreement"), the general terms and provisions of which are summarized below.

      Except as otherwise provided at the time of remarketing in the SPURS Mode, the SPURS Agent will not receive any fees or reimbursement of expenses from the Company in connection with the remarketing in the SPURS Mode.

      The Company will agree to indemnify the SPURS Agent against certain liabilities, including liabilities under the Securities Act, arising out of or in connection with its duties under the SPURS Remarketing Agreement.

      In the event that the SPURS Agent elects to remarket the Remarketed Notes as described herein, the obligation of the SPURS Agent to purchase Remarketed Notes from tendering Beneficial Owners of Remarketed Notes will be subject to several conditions precedent set forth in the SPURS Remarketing Agreement, including the conditions that, since the Notification Date, no material adverse change in the condition of the Company and its subsidiaries, considered as one enterprise, shall have occurred and that no Event of Default (as defined in the Indenture), or any event which, with the giving of notice or passage of time, or both, would constitute an Event of Default, with respect to the Remarketed Notes shall have occurred and be continuing. In addition, the SPURS Remarketing Agreement will provide for the termination thereof, or redetermination of the SPURS Interest Rate, by the SPURS Agent on or before the SPURS Remarketing Date, upon the occurrence of certain events as set forth in the SPURS Remarketing Agreement.

      No holder or Beneficial Owner of any Remarketed Notes shall have any rights or claims under the SPURS Remarketing Agreement or against the SPURS Agent as a result of the SPURS Agent not purchasing such Remarketed Notes.

      The SPURS Remarketing Agreement will also provide that the SPURS Agent may resign at any time as SPURS Agent, such resignation to be effective 10 days after the delivery to the Company and the Trustee of notice of such resignation. In such case, it shall be the sole obligation of the Company to appoint a successor SPURS Agent.

      The SPURS Agent, in its individual or any other capacity, may buy, sell, hold and deal in any of the Remarketed Notes. The SPURS Agent may exercise any vote or join in any action which any Beneficial Owner of Remarketed Notes may be entitled to exercise or take with like effect as if it did not act in any capacity under the SPURS Remarketing Agreement. The SPURS Agent, in its individual capacity, either as principal or agent, may also engage in or have an interest in any financial or other transaction with the Company as freely as if did not act in any capacity under the SPURS Remarketing Agreement.

   CONVERSION OR REDEMPTION FOLLOWING ELECTION BY THE SPURS AGENT TO REMARKET

      If the SPURS Agent elects to remarket the Remarketed Notes on the SPURS Remarketing Date, the Remarketed Notes will be subject to mandatory tender to the SPURS Agent for remarketing on such date, in each case subject to the conditions described above under "Tender; Remarketing" and to the Company's right to either convert the Remarketed Notes to a new Interest Rate Mode on the SPURS Remarketing Date or to redeem the Remarketed Notes from the SPURS Agent, in each case as described in the next sentence. The Company will notify the SPURS Agent and the Trustee, not later than the Business Day immediately preceding the Determination Date, if the Company irrevocably elects to exercise its right to either convert the Remarketed Notes to a new Interest Rate Mode, or to redeem the Remarketed Notes, in whole but not in part, from the SPURS Agent at the Optional Redemption Price, in each case on the SPURS Remarketing Date.

      In the event that the Company irrevocably elects to convert the Remarketed Notes to a new Interest Rate Mode, then as of the SPURS Remarketing Date the Remarketed Notes will cease to be in the SPURS Mode, the SPURS Remarketing Date will constitute an Interest Rate Adjustment Date, and the Remarketed Notes will be subject to remarketing on such date by a Remarketing Agent appointed by the Company in the Commercial Paper Term Mode or the Long Term Rate Mode or a new SPURS Mode established by the Company in accordance with the procedures described above under "Conversion", provided that, in such case, the notice period required for conversion shall be the period commencing the Business Day immediately preceding the Determination Date. In such case, the Company shall pay to the SPURS Agent the excess of the Dollar Price of the Remarketed Notes over 100% of the principal amount of the Remarketed Notes in same-day funds by wire transfer to an account designated by the SPURS Agent on the SPURS Remarketing Date.

      In the event that the Company irrevocably elects to redeem the Remarketed Notes, the "Optional Redemption Price" shall be the greater of (i) 100% of the principal amount of the Remarketed Notes and (ii) the Dollar Price, plus in either case accrued and unpaid interest from the SPURS Remarketing Date on the principal amount being redeemed to the date of redemption. If the Company elects to redeem the Remarketed Notes, it shall pay the redemption price therefor in same-day funds by wire transfer to an account designated by the SPURS Agent on the SPURS Remarketing Date.

                            FLOATING INTEREST RATES

      While any Remarketed Note bears interest in the Long Term Rate Mode or the SPURS Mode (with respect to the period from, and including, the Interest Rate Adjustment Date commencing such period to, but excluding, the SPURS Remarketing
Date), the Company may elect a floating interest rate by providing notice, which will be in or promptly confirmed in writing (which includes facsimile or appropriate electronic media), received by the Trustee and the Remarketing Agent for such Remarketed Note (the "Floating Interest Rate Notice") not less than ten
(10) days prior to the Interest Rate Adjustment Date for such Long Term Rate or SPURS Rate Period. The Floating Interest Rate Notice must identify by CUSIP number or otherwise the portion of the Remarketed Note to which it relates and state the Interest Rate Period (or portion thereof, in the case of the SPURS
Mode) therefor to which it relates. Each Floating Interest Rate Notice must also state the Interest Rate Basis or Bases, the Initial Interest Reset Date, the Interest Reset Period and Dates, the Interest Payment Period and Dates, the Index Maturity (as defined below) and the Floating Rate Maximum Interest Rate (as defined below) and/or Floating Rate Minimum Interest Rate (as defined below), if any. If one or more of the applicable Interest Rate Bases is LIBOR or the CMT Rate, the Floating Interest Rate Notice will also specify the Index Currency and Designated LIBOR Page or the Designated CMT Maturity Index and Designated CMT Telerate Page, respectively, as such terms are defined below.

      If any Remarketed Note bears interest at a floating rate in a Long Term Rate or SPURS Rate Period, such Note will bear interest at the rate determined by reference to the applicable Interest Rate Basis or Bases (a) plus or minus the Spread, if any, and/or (b) multiplied by the Spread Multiplier, if any, specified by the Remarketing Agent, in the case of a Long Term Rate Period, or the SPURS Agent, in the case of a SPURS Rate Period. Commencing on the Interest Rate Adjustment Date for such Interest Rate Period, the rate at which interest on such Remarketed Note will be payable will be reset as of each Interest Reset Date during such Interest Rate Period specified in the applicable Floating Interest Rate Notice.

      The "Spread" is the number of basis points to be added to or subtracted from the related Interest Rate Basis or Bases applicable to an Interest Rate Period for such Remarketed Note. The "Spread Multiplier" is the percentage of the related Interest Rate Basis or Bases applicable to such Interest Rate Period by which such Interest Rate Basis or Bases will be multiplied to determine the applicable interest rate from time to time for such Long Term Rate Period or SPURS Rate Period, as the case may be. The "Index Maturity" is the period to maturity of the instrument or obligation with respect to which the related Interest Rate Basis or Bases will be calculated.

      The applicable floating interest rate on any Remarketed Note during any Interest Rate Period will be determined by reference to the applicable Interest Rate Basis or Interest Rate Bases, which may include (i) the CD Rate, (ii) the CMT Rate, (iii) the Federal Funds Rate, (iv) LIBOR, (v) the Prime Rate, (vi) the Treasury Rate, or (vii) such other Interest Rate Basis or interest rate formula as may be specified in the applicable Floating Interest Rate Notice (each, an "Interest Rate Basis").

      Unless otherwise specified in the applicable Floating Interest Rate Notice, the interest rate with respect to each Interest Rate Basis will be determined in accordance with the applicable provisions below. Except as set forth above or in the applicable Floating Interest Rate Notice, the interest rate in effect on each day will be (i) if such day is an Interest Reset Date, the interest rate determined as of the Interest Determination Date (as hereinafter defined) immediately preceding such Interest Reset Date or (ii) if such day is not an Interest Reset Date, the interest rate determined as of the Interest Determination Date immediately preceding the most recent Interest Reset Date. If any Interest Reset Date would otherwise be a day that is not a Business Day, such Interest Reset Date will be postponed to the next succeeding Business Day, unless LIBOR is an applicable Interest Rate Basis and such Business Day falls in the next succeeding calendar month, in which case such Interest Reset Date will be the immediately preceding Business Day. In addition, if the Treasury Rate is an applicable Interest Rate Basis and the Interest Determination Date would otherwise fall on an Interest Reset Date, then such Interest Reset Date will be postponed to the next succeeding Business Day.

      The applicable Floating Interest Rate Notice will specify whether the rate of interest will be reset daily, weekly, monthly, quarterly, semiannually or annually or on such other specified basis (each, an "Interest Reset Period") and the dates on which such rate of interest will be reset (each, an "Interest Reset Date"). Unless otherwise specified in the applicable Floating Interest Rate Notice, the Interest Reset Dates will be, in the case of a floating interest rate which resets: (i) daily, each Business Day; (ii) weekly, the Wednesday of each week (unless the Treasury Rate is an applicable Interest Rate Basis, in which case the Tuesday of each week except as described below); (iii) monthly, the third Wednesday of each month; (iv) quarterly, the third Wednesday of March, June, September and December of each year, (v) semiannually, the third Wednesday of the two months specified in the applicable Floating Interest Rate Notice; and
(vi) annually, the third Wednesday of the month specified in the applicable Floating Interest Rate Notice.

      The interest rate applicable to each Interest Reset Period commencing on the related Interest Reset Date will be the rate determined as of the applicable Interest Determination Date. The "Interest Determination Date" with respect to the CD Rate, the CMT Rate, the Federal Funds Rate and the Prime Rate will be the second Business Day immediately preceding the applicable Interest Reset Date; and the "Interest Determination Date" with respect to LIBOR will be the second London Business Day immediately preceding the applicable Interest Reset Date, unless the Index Currency is British pounds sterling, in which case the "Interest Determination Date" will be the applicable Interest Reset Date. The "Interest Determination Date" with respect to the Treasury Rate will be the day in the week in which the applicable Interest Reset Date falls on which day Treasury Bills (as defined below) are normally auctioned (Treasury Bills are normally sold at an auction held on Monday of each week, unless that day is a legal holiday, in which case the auction is normally held on the following Tuesday, except that such auction may be held on the preceding Friday); provided, however, that if an auction is held on the Friday of the week preceding the applicable Interest Reset Date, the "Interest Determination Date" will be such preceding Friday. If the interest rate of any Remarketed Note is a floating interest rate determined with reference to two or more Interest Rate Bases specified in the applicable Floating Interest Rate Notice, the "Interest Determination Date" pertaining to the Remarketed Note will be the most recent

Business Day which is at least two Business Days prior to the applicable Interest Reset Date on which each Interest Rate Basis is determinable. Each Interest Rate Basis will be determined as of such date, and the applicable interest rate will take effect on the related Interest Reset Date.

      Either or both of the following may also apply to the floating interest rate on any Remarketed Note for an Interest Rate Period: (i) a floating rate maximum interest rate, or ceiling, that may accrue during any Interest Reset Period (the "Floating Rate Maximum Interest Rate") and (ii) a floating rate minimum interest rate, or floor, that may accrue during any Interest Reset Period (the "Floating Rate Minimum Interest Rate"). In addition to any Floating Rate Maximum Interest Rate that may apply, the interest rate on any Remarketed Note will in no event be higher than the Maximum Rate or the maximum rate permitted by New York law, as the same may be modified by United States laws of general application.

      Except as provided below or in the applicable Floating Interest Rate Notice, interest will be payable, in the case of floating interest rates which reset: (i) daily, weekly or monthly, on the third Wednesday of each month or on the third Wednesday of March, June, September and December of each year, as specified in the applicable Floating Interest Rate Notice; (ii) quarterly, on the third Wednesday of March, June, September and December of each year; (iii) semiannually, on the third Wednesday of the two months of each year specified in the applicable Floating Interest Rate Notice; and (iv) annually, on the third Wednesday of the month of each year specified in the applicable Floating Interest Rate Notice and, in each case, on the Business Day immediately following the applicable Long Term Rate Period or SPURS Rate Period, as the case may be. If any Interest Payment Date for the payment of interest at a floating rate (other than following the end of the applicable Long Term Rate Period or SPURS Rate Period, as the case may be) would otherwise be a day that is not a Business Day, such Interest Payment Date will be postponed to the next succeeding Business Day, except that if LIBOR is an applicable Interest Rate Basis and such Business Day falls in the next succeeding calendar month, such Interest Payment Date will be the immediately preceding Business Day.

      All percentages resulting from any calculation of floating interest rates will be rounded to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards (e.g., 9.876545% (or .09876545) would be rounded to 9.87655% (or .0987655)), and all amounts used in or resulting from such calculation will be rounded, in the case of United States dollars, to the nearest cent or, in the case of a foreign currency or composite currency, to the nearest unit (with one-half cent or unit being rounded upwards).

      Accrued floating rate interest will be calculated by multiplying the principal amount of the applicable Remarketed Note by an accrued interest factor. Such accrued interest factor will be computed by adding the interest factor calculated for each day in the applicable Interest Reset Period. Unless otherwise specified in the applicable Floating Interest Rate Notice, the interest factor for each such day will be computed by dividing the interest rate applicable to such day by 360, if an applicable Interest Rate Basis is the CD Rate, the Federal Funds Rate, LIBOR or the Prime Rate, or by the actual number of days in the year if an applicable Interest Rate Basis is the CMT Rate or the Treasury Rate. Unless otherwise specified in the applicable Floating Interest Rate Notice, if the floating interest rate is calculated with reference to two or more Interest Rate Bases, the interest factor will be calculated in each period in the same manner as if only one of the applicable Interest Rate Bases applied as specified in the applicable Floating Interest Rate Notice.

      Unless otherwise specified in the applicable Floating Interest Rate Notice, Bankers Trust Company will be the "Calculation Agent." For any Remarketed Note bearing interest at a floating rate, the applicable Remarketing Agent will determine the interest rate in effect from the Interest Rate Adjustment Date for such Remarketed Note to the Initial Interest Reset Date. The Calculation Agent will determine the interest rate in effect for each Interest Reset Period thereafter. Upon request of the Beneficial Owner of a Remarketed Note, after any Interest Rate Adjustment Date, the Calculation Agent or the Remarketing Agent will disclose the interest rate and, in the case of a floating interest rate, Interest Rate Basis or Bases, Spread (if any) and Spread Multiplier (if any), and in each case the other terms applicable to such Remarketed Note then in effect and, if determined, the interest rate that will become effective as a result of a determination made for the next succeeding Interest Reset Date with respect to such Remarketed Note. Except as described herein with respect to a Remarketed Note earning interest at floating rates, no notice of the applicable interest rate, Spread (if any) or Spread Multiplier (if any) will be sent to the Beneficial Owner of any Remarketed Note.

      Unless otherwise specified in the applicable Floating Interest Rate Notice, the "Calculation Date," if applicable, pertaining to any Interest Determination Date will be the earlier of (i) the tenth calendar day after such Interest Determination Date or, if such day is not a Business Day, the next succeeding Business Day or (ii) the Business Day immediately preceding the applicable Interest Payment Date or Maturity, as the case may be.

      CD Rate. If an Interest Rate Basis for any Remarketed Note is specified in the applicable Floating Interest Rate Notice as the "CD Rate," the CD Rate means, with respect to any Interest Determination Date relating to a Remarketed Note for which the interest rate is determined with reference to the CD Rate (a "CD Rate Interest Determination Date"), the rate on such date for negotiable United States dollar certificates of deposit having the Index Maturity specified in the applicable Floating Interest Rate Notice as published by H.15(519) (as hereinafter defined) under the heading "CDs (Secondary Market)," or, if not published by 3:00 p.m., New York City time, on the related Calculation Date, the rate on such CD Rate Interest Determination Date for negotiable United States dollar certificates of deposit of the Index Maturity specified in the applicable Floating Interest Rate Notice as published in H.15 Daily Update (as hereinafter defined), or such other recognized electronic source used for the purpose of displaying such rate under the caption "CDs (Secondary Market)". If such rate is not yet published in H.15(519), H.15 Daily Update or another recognized electronic source by 3:00 p.m., New York City time, on the related Calculation Date, then the CD Rate on such CD Rate Interest Determination Date will be calculated by the Calculation Agent and will be the arithmetic mean of the secondary market offered rates as of 10:00 a.m., New York City time, on such CD Rate Interest Determination Date, of three leading nonbank dealers in negotiable United States dollar certificates of deposit in The City of New York (which may include the Remarketing Agent or its affiliates) selected by the Calculation Agent, after consultation with the Company, for negotiable United States dollars certificates of deposit of major United States money center banks for negotiable certificates of deposit with a remaining maturity closest to the Index Maturity specified in the applicable Floating Interest Rate Notice in an amount that is representative for a single transaction in that market at that time; provided, however, that if the dealers so selected by the Calculation Agent are not quoting as mentioned in this sentence, the CD Rate determined as of such CD Rate Interest Determination Date will be the CD Rate in effect on such CD Rate Interest Determination Date.

      "H.15(519)" means the weekly statistical release designated as such, or any successor publication, published by the Board of Governors of the Federal Reserve System.

      "H.15 Daily Update" means the daily update of H.15(519), available through the world-wide-web site of the Board of Governors of the Federal Reserve System at http://www.bog.frb.fed.us/releases/h15/update, or any successor site or publication.

      CMT Rate. If an Interest Rate Basis for any Remarketed Note is specified in the applicable Floating Interest Rate Notice as the "CMT Rate," the CMT Rate means, with respect to any Interest Determination Date relating to a Remarketed Note for which the interest rate is determined with reference to the CMT Rate (a "CMT Rate Interest Determination Date"), the rate displayed on the

Designated CMT Telerate Page (as defined below) under the caption "...Treasury Constant Maturities...Federal Reserve Board Release H.15...Mondays Approximately 3:45 P.M.," under the column for the Designated CMT Maturity Index (as defined below) for (i) if the Designated CMT Telerate Page is 7051, the rate on such CMT Rate Interest Determination Date and (ii) if the Designated CMT Telerate Page is 7052, the weekly or monthly average, as specified in the Floating Interest Rate Notice, for the week or the month, as applicable, ended immediately preceding the week or the month, as applicable, in which the related CMT Rate Interest Determination Date occurs. If such rate is no longer displayed on the relevant page or is not displayed by 3:00 p.m., New York City time, on the related Calculation Date, then the CMT Rate for such CMT Rate Interest Determination Date will be such treasury constant maturity rate for the Designated CMT Maturity Index as published in H.15(519). If such rate is no longer published or is not published by 3:00 p.m., New York City time, on the related Calculation Date, then the CMT Rate on such CMT Rate Interest Determination Date will be such treasury constant maturity rate for the Designated CMT Maturity Index (or other United States Treasury rate for the Designated CMT Maturity Index) for the CMT Rate Interest Determination Date with respect to such Interest Reset Date as may then be published by either the Board of Governors of the Federal Reserve System or the United States Department of the Treasury that the Calculation Agent determines to be comparable to the rate formerly displayed on the Designated CMT Telerate Page and published in H.15(519). If such information is not provided by 3:00 p.m., New York City time, on the related Calculation Date, then the CMT Rate on the CMT Rate Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity, based on the arithmetic mean of the secondary market closing offer side prices as of approximately 3:30 p.m., New York City time, on such CMT Rate Interest Determination Date reported, according to their written records, by three leading primary United States government securities dealers (each, a "Reference Dealer") in The City of New York (which may include the Remarketing Agent or its affiliates) selected by the Calculation Agent after consultation with the Company (from five such Reference Dealers selected by the Calculation Agent, after consultation with the Company, and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for the most recently issued direct noncallable fixed rate obligations of the United States ("Treasury Notes") with an original maturity of approximately the Designated CMT Maturity Index and a remaining term to maturity of not less than such Designated CMT Maturity Index minus one year. If the Calculation Agent is unable to obtain three such Treasury Note quotations, the CMT Rate on such CMT Rate Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity based on the arithmetic mean of the secondary market offer side prices as of approximately 3:30 p.m., New York City time, on such CMT Rate Interest Determination Date of three Reference Dealers in The City of New York (from five such Reference Dealers selected by the Calculation Agent, after consultation with the Company, and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for Treasury Notes with an original maturity of the number of years that is the next highest to the Designated CMT Maturity Index and a remaining term to maturity closest to the Designated CMT Maturity Index and in an amount of at least U.S.$100 million. If three or four (and not five) of such Reference Dealers are quoting as described above, then the CMT Rate will be based on the arithmetic mean of the offer prices obtained and neither the highest nor the lowest of such quotes will be eliminated; provided, however, that if fewer than three Reference Dealers so selected by the Calculation Agent, after consultation with the Company, are quoting as mentioned herein, the CMT Rate determined as of such CMT Rate Interest Determination Date will be the CMT Rate in effect on such CMT Rate Interest Determination Date. If two Treasury Notes with an original maturity as described in the second preceding sentence have remaining terms to maturity equally close to the Designated CMT Maturity Index, the Calculation Agent, after consultation with the Company, will obtain from five Reference Dealers quotations for the Treasury Note with the shorter remaining term to maturity.

      "Designated CMT Telerate Page" means the display on Bridge Telerate, Inc. (or any successor service) on the page specified in the applicable Floating Interest Rate Notice (or any other page as may replace such page on such service for the purpose of displaying Treasury Constant Maturities as reported in H.15(519)) for the purpose of displaying Treasury Constant Maturities as reported in H.15(519). If no such page is specified in the applicable Floating Interest Rate Notice, the Designated CMT Telerate Page shall be 7052 for the most recent week.

      "Designated CMT Maturity Index" means the original period to maturity of the United States Treasury securities (either 1, 2, 3, 5, 7, 10, 20 or 30 years) specified in the applicable Floating Interest Rate Notice with respect to which the CMT Rate will be calculated. If no such maturity is specified in the applicable Floating Interest Rate Notice, the Designated CMT Maturity Index shall be 2 years.

      Federal Funds Rate. If an Interest Rate Basis for any Remarketed Note is specified in the applicable Floating Interest Rate Notice, as the "Federal Funds Rate", the Federal Funds Rate means, with respect to any Interest Determination Date relating to a Remarketed Note for which the interest rate is determined with reference to the Federal Funds Rate (a "Federal Funds Rate Interest Determination Date"), the rate on such date for United States dollar federal funds as published in H.15(519) under the heading "Federal Funds (Effective)" as such rate is displayed on Bridge Telerate, Inc. (or any successor service) on page 120 ("Telerate Page 120") or, if such rate does not appear on Telerate Page 120 or is not published by 3:00 p.m., New York City time, on the Calculation Date, the rate on such Federal Funds Rate Interest Determination Date as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, under the heading "Federal Funds (Effective)." If such rate does not appear on Telerate Page 120 or is not yet published in H.15(519), H.15 Daily Update or another recognized electronic source by 3:00 p.m., New York City time, on the related Calculation Date, then the Federal Funds Rate on such Federal Funds Rate Interest Determination Date will be calculated by the Calculation Agent and will be the arithmetic mean of the rates for the last transaction in overnight United States dollar federal funds arranged by three leading brokers of federal funds transactions in The City of New York (which may include the Remarketing Agent or its affiliates) selected by the Calculation Agent after consultation with the Company, prior to 9:00 a.m., New York City time, on such Federal Funds Rate Interest Determination Date; provided, however, that if the brokers so selected by the Calculation Agent are not quoting as mentioned in this sentence, the Federal Funds Rate determined as of such Federal Funds Rate Interest Determination Date will be the Federal Funds Rate in effect on such Federal Funds Rate Interest Determination Date.

      LIBOR. If an Interest Rate Basis for any Remarketed Note is specified in the applicable Floating Interest Rate Notice as "LIBOR," LIBOR means the rate determined by the Calculation Agent as of the applicable Interest Determination Date (a "LIBOR Interest Determination Date") in accordance with the following provisions:

  (i) if (a) "LIBOR Reuters" is specified in the applicable Floating Interest Rate Notice, the arithmetic mean of the offered rates (unless the Designated LIBOR Page (as defined below) by its terms provides only for a single rate, in which case such single rate will be used) for deposits in the Index Currency having the Index Maturity specified in the applicable Floating Interest Rate Notice, commencing on the applicable Interest Reset Date, that appear (or, if only a single rate is required as aforesaid, appears) on the Designated LIBOR Page (as defined below) as of 11:00 a.m., London time, on such LIBOR Interest Determination Date, or (b) "LIBOR Telerate" is specified in the applicable Floating Interest Rate

  Notice, or if neither "LIBOR Reuters" nor "LIBOR Telerate" is specified in the applicable Floating Interest Rate Notice as the method for calculating LIBOR, the rate for deposits in the Index Currency having the Index Maturity specified in the applicable Floating Interest Rate Notice, commencing on such Interest Reset Date, that appears on the Designated LIBOR Page as of 11:00 a.m., London time, on such LIBOR Interest Determination Date. If fewer than two such offered rates appear, or if no such rate appears, as applicable, LIBOR on such LIBOR Interest Determination Date will be determined in accordance with the provisions described in clause (ii) below.

  (ii) With respect to a LIBOR Interest Determination Date on which fewer than two offered rates appear, or no rate appears, as the case may be, on the Designated LIBOR Page as specified in clause (i) above, the Calculation Agent will request the principal London offices of each of four major reference banks in the London interbank market, as selected by the Calculation Agent, after consultation with the Company, to provide the Calculation Agent with its offered quotation for deposits in the Index Currency for the period of the Index Maturity specified in the applicable Floating Interest Rate Notice, commencing on the applicable Interest Reset Date, to prime banks in the London interbank market at approximately 11:00 a.m., London time, on such LIBOR Interest Determination Date and in a principal amount that is representative for a single transaction in such Index Currency in such market at such time. If at least two such quotations are so provided, then LIBOR on such LIBOR Interest Determination Date will be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, then LIBOR on such LIBOR Interest Determination Date will be the arithmetic mean of the rates quoted at approximately 11:00 a.m., in the applicable Principal Financial Center, on such LIBOR Interest Determination Date by three major banks in such Principal Financial Center selected by the Calculation Agent, after consultation with the Company, for loans in the Index Currency to leading European banks, having the Index Maturity specified in the applicable Floating Interest Rate Notice and in a principal amount that is representative for a single transaction in such Index Currency in such market at such time; provided, however, that if the banks so selected by the Calculation Agent are not quoting as mentioned in this sentence, LIBOR determined as of such LIBOR Interest Determination Date will be LIBOR in effect on such LIBOR Interest Determination Date.

      "Index Currency" means the currency or composite currency specified in the applicable Floating Interest Rate Notice as to which LIBOR will be calculated. If no such currency or composite currency is specified in the applicable Floating Interest Rate Notice, the Index Currency will be United States dollars.

      "Principal Financial Center" means the capital city of the country issuing the Index Currency, except that with respect to United States dollars, Australian dollars, Deutsche marks, Dutch guilders, Italian lire, Swiss francs and ECUs, the Principal Financial Center will be The City of New York, Sydney, Frankfurt, Amsterdam, Milan, Zurich and Luxembourg, respectively.

      "Designated LIBOR Page" means (a) if "LIBOR Reuters" is specified in the applicable Floating Interest Rate Notice, the display on the Reuter Monitor Money Rates Service (or any successor service) on the page specified in such Floating Interest Rate Notice (or any other page as may replace such page on such service) for the purpose of displaying the London interbank rates of major banks for the Index Currency, or (b) if "LIBOR Telerate" is specified in the applicable Floating Interest Rate Notice or neither "LIBOR Reuters" nor "LIBOR Telerate" is specified in the applicable Floating Interest Rate Notice as the method for calculating LIBOR, the display on Bridge Telerate, Inc. (or any successor service) on the page specified in such Floating Interest Rate Notice (or any other page as may replace such page on such service) for the purpose of displaying the London interbank rates of major banks for the Index Currency.

      Prime Rate. If an Interest Rate Basis for any Remarketed Note is specified in the applicable Floating Interest Rate Notice as the "Prime Rate," Prime Rate means, with respect to any Interest Determination Date relating to a Remarketed Note for which the interest rate is determined with reference to the Prime Rate (a "Prime Rate Interest Determination Date"), the rate on such date as such rate is published in H.15(519) under the heading "Bank Prime Loan" or, if not published prior to 3:00 p.m., New York City time, on the related Calculation Date, the rate on such Prime Rate Interest Determination Date as published in
H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, under the caption "Bank Prime Loan." If such rate is not yet published in H.15(519), H.15 Daily Update or another recognized electronic source by 3:00 P.M., New York City time, on the related Calculation Date, then the Prime Rate will be the arithmetic mean of the rates of interest publicly announced by each bank that appears on the Reuters Screen U.S. PRIME 1 Page (as defined below) as such bank's prime rate or base lending rate as in effect for such Prime Rate Interest Determination Date. If fewer than four such rates appear on the Reuters Screen U.S. PRIME 1 Page for such Prime Rate Interest Determination Date, the Prime Rate will be the arithmetic mean of the prime rates quoted on the basis of the actual number of days in the year divided by a 360-day year as of the close of business on such Prime Rate Interest Determination Date by four major money center banks (which may include The Bank of New York) in The City of New York selected by the Calculation Agent, after consultation with the Company. If fewer than four such quotations are so provided, the Prime Rate will be the arithmetic mean of four prime rates quoted on the basis of the actual number of days in the year divided by a 360-day year as of the close of business on such Prime Rate Interest Determination Date as furnished in The City of New York by the major money center banks, if any, that have provided such quotations and by as many substitute banks or trust companies (which may include The Bank of New York) as necessary in order to obtain four such prime rate quotations, provided such substitute banks or trust companies are organized and doing business under the laws of the United States, or any State thereof, have total equity capital of at least U.S.$500 million and are each subject to supervision or examination by Federal or State authority, selected by the Calculation Agent, after consultation with the Company, to provide such rate or rates; provided, however, that if the banks or trust companies so selected by the Calculation Agent are not quoting as mentioned in this sentence, the Prime Rate determined as of such Prime Rate Interest Determination Date will be the Prime Rate in effect on such Prime Rate Interest Determination Date.

      "Reuters Screen U.S. PRIME 1 Page" means the display on the Reuter Monitor Money Rates Service (or any successor service) on the "USPRIME1" page (or such other page as may replace the USPRIME1 page on such service) for the purpose of displaying prime rates or base lending rates of major United States banks.

      Treasury Rate. If an Interest Rate Basis for any Remarketed Note is specified in the applicable Floating Interest Rate Notice as the "Treasury Rate," Treasury Rate means, with respect to any Interest Determination Date relating to a Remarketed Note for which the interest rate is determined with reference to the Treasury Rate (a "Treasury Rate Interest Determination Date"), as the rate from the auction held on such Treasury Rate Interest Determination Date (the "Auction") of direct obligations of the United States ("Treasury Bills") having the Index Maturity specified in the applicable Floating Interest Rate Notice under the caption "AVGE INVEST YIELD" on the display on Bridge Telerate, Inc. (or any successor service) on page 56 or page 57 or, if not published by 3:00 p.m., New York City time, on the related Calculation Date, the auction average rate of such Treasury Bills (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) as otherwise announced by the United States Department of the Treasury. In the event that the results of the Auction of Treasury Bills having the Index Maturity specified in the applicable Floating Interest Rate Notice are not reported as provided above by 3:00 p.m., New York City time, on such Calculation Date, or if no such Auction is held, then the Treasury Rate will be the rate (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) on such Treasury Rate Interest Determination Date of Treasury Bills having the Index Maturity specified in the applicable Floating Interest Rate Notice as published in H.15(519) under the caption "U.S. Government Securities/Treasury Bills/Secondary Market" or, if not yet published by 3:00 P.M., New York City time, on the related Calculation Date, the rate on such Treasury Rate Interest Determination Date of such Treasury Bills as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying such rate, under the caption "U.S. Government Securities/Treasury Bills/Secondary Market." If such rate is not yet published in H.15(519), H.15 Daily Update or another recognized electronic source, then the Treasury Rate will be calculated by the Calculation Agent and will be a yield to maturity (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 p.m., New York City time, on such Treasury Rate Interest Determination Date, of three leading primary United States government securities dealers (which may include the Remarketing Agent or its affiliates) selected by the Calculation Agent, after consultation with the Company, for the issue of Treasury Bills with a remaining maturity closest to the Index Maturity specified in the applicable Floating Interest Rate Notice; provided, however, that if the dealers so selected by the Calculation Agent are not quoting as mentioned in this sentence, the Treasury Rate determined as of such Treasury Rate Interest Determination Date will be the Treasury Rate in effect on such Treasury Rate Interest Determination Date.

                       SECURITY; PLEDGE OF MORTGAGE BONDS

      Unless otherwise set forth in the applicable prospectus supplement, each series of Remarketed Notes will be secured as to payment of principal, interest and premium, if any, as set forth below.

      GENERAL. In order to secure the obligation of the Company to pay the principal of (and premium, if any) and interest on the Remarketed Notes of each series, the Company will issue and deliver to and pledge with the Trustee its Mortgage Bond. (Section 401) The aggregate principal amount of the Remarketed Notes outstanding and maximum aggregate amount of premium thereon, if any, will not exceed the aggregate principal amount of the related Mortgage Bonds pledged with and held by the Trustee. The Mortgage Bonds will bear interest at times and in amounts sufficient to provide for the payment of interest on the related Remarketed Notes and also will be redeemed at times and in amounts that correspond to the required payments of principal of and any premium on the related Remarketed Notes. Payments on the Remarketed Notes will satisfy payment obligations on the underlying Mortgage Bonds. The Mortgage Bonds will be secured by a first mortgage lien on certain property owned by the Company and will rank on a parity with all other general and refunding mortgage bonds of the Company. As of September 30, 1998, the Company had outstanding approximately $3.0 billion aggregate principal amount of General and Refunding Mortgage Bonds. See "Provisions Applicable to General and Refunding Mortgage Bonds."

      SATISFACTION OF PAYMENT OBLIGATION ON MORTGAGE BOND. The interest rate on the Mortgage Bond will be equal to the aggregate interest due on the related Remarketed Notes. The Indenture provides that the obligation of the Company to make any payment of the principal of (and premium, if any) or interest on the Mortgage Bond will be deemed to have been satisfied and discharged to the extent that at the time any such payment shall be due, the then due principal of (and premium, if any) or interest on the related Remarketed Notes, shall have been paid, deemed to have been paid or otherwise satisfied and discharged. In addition, such obligation to make any payment of the principal of (and premium, if any) or interest on the Mortgage Bond at any time shall be deemed to have been satisfied and discharged to the extent that the amount of the Company's obligation to make any payment of the principal of (and premium, if any) or interest on the Mortgage Bond exceeds the obligation of the Company at that time to make any payment of the principal of (and premium, if any) or interest on the related Remarketed Notes.

      REDEMPTION OF MORTGAGE BOND. The Company covenants and agrees in the Indenture that upon the required payment of principal or premium, if any, becoming due and payable with respect to any Remarketed Notes, it will redeem the related Mortgage Bond in an aggregate principal amount equal to the amount becoming due and payable on such Remarketed Notes, plus accrued interest; provided, however, that the Company's obligation to redeem such Mortgage Bond will be fully or partially deemed to have been satisfied and discharged to the extent that at the time any such payment shall be due, the then due aggregate principal amount of the Remarketed Notes, plus the aggregate amount of any premium on, or accrued interest to the redemption date for, such Remarketed Notes shall have been fully or partially paid, deemed to have been paid or otherwise satisfied and discharged. Except for such redemption, the Company covenants that it will not redeem the Mortgage Bond or take any action that will result in the Mortgage Trustee or the Company incurring an obligation to redeem the Mortgage Bond. (Section 404)

      SURRENDER AND EXCHANGE OF MORTGAGE BONDS. The Trustee will surrender to the Mortgage Trustee for cancellation the Mortgage Bonds in an aggregate principal amount equal to the aggregate principal amount of any other Mortgage Bond delivered to and pledged with the Trustee pursuant to the Indenture in exchange therefor; provided that the Mortgage Bonds so delivered to and pledged with the Trustee contain no provisions that would impair the benefit of the lien of the Mortgage in favor of the holders of the related Remarketed Notes. (Section 406(c))

                               EVENTS OF DEFAULT

      In addition to the Events of Default set forth above under "Provisions Applicable to All Debt Securities Other than Mortgage Bonds -- Events of Default", any one of the following events will constitute an Event of Default under the Indenture with respect to the Remarketed Notes of any series: (a) failure by the Company to comply with the provisions of the Indenture relating to the pledge of the Mortgage Bonds in respect of such series or to the provisions of such Mortgage Bonds; (b) failure by the Company to purchase Remarketed Notes of such series held by the Liquidity Provider pursuant to the Standby Note Purchase Agreement, if any, continued for 60 days after written notice as provided in the Indenture; and (c) the occurrence of a "default" as such term is defined in the Mortgage. (Section 601)

      The Indenture provides that within 90 days after the occurrence of any Event of Default thereunder with respect to the Remarketed Notes of any series, the Trustee shall transmit, in the manner set forth in the Indenture, notice of such Event of Default to the holders of the Remarketed Notes of such series unless such Event of Default has been cured or waived; provided however, that except in the case of a default in the payment of the principal of (or premium, if any) or interest on any such Remarketed Note of such series or a failure by the Company to comply with the provisions of the Indenture relating to the Mortgage Bonds or to the provisions of such Mortgage Bonds, the Trustee may withhold such notice if and so long as the board of directors, the executive committee or a trust committee of directors or Responsible Officers of the Trustee has in good faith determined that the withholding of such notice is in the interest of the holders of Remarketed Notes of such series; and provided, further, that in the case of any default referred to in clause (a) of the preceding paragraph with respect to the Remarketed Notes of such series, no such notice to holders shall be given until at least 60 days after the occurrence thereof. (Section 701)

      If an Event of Default occurs and is continuing with respect to the Remarketed Notes of any series, the Trustee may in its discretion proceed to protect and enforce its rights and the rights of the holders of Remarketed Notes of such series by all appropriate judicial proceedings, including the rights of the Trustee as the holder of the related Mortgage Bonds; provided, however, that the Trustee shall not have the power to sell the related Mortgage Bonds. (Section 603)

                            MODIFICATION AND WAIVER

      In addition to the provisions set forth above under "Provisions Applicable to All Debt Securities Other than Mortgage Bonds -- Modification and Waiver," no modification or amendment to the Indenture may, without the consent of each holder of Remarketed Notes of the Series affected thereby, modify or change the provisions of the Indenture relating to the pledge of the Mortgage Bond relating to any Remarketed Note or modify or change the provisions of the Mortgage or the related Mortgage Bond in a manner that is adverse to holders of any Remarketed Notes of such Series. (Section 1002)

                      THE STANDBY NOTE PURCHASE AGREEMENT

      In order to fulfill its obligations under the Special Mandatory Purchase Right, the Company may from time to time, at its option, enter into a Standby Note Purchase Agreement (the "Standby Note Purchase Agreement") with one or more banks or other credit providers (referred to individually and collectively herein as the "Liquidity Provider"), each of which, unless otherwise provided in the applicable Prospectus Supplement, has (i) obligations such as those under the Standby Note Purchase Agreement that are exempt from registration under the Securities Act, (ii) long term senior debt ratings by Standard & Poor's Ratings Services and Moody's Investors Service, Inc. at least equal to those of the Company as of the date of the Standby Note Purchase Agreement and (iii) minimum combined capital and surplus of at least $50,000,000.

      The Company will retain the right to replace or add Liquidity Providers at any time. Purchasers of the Remarketed Notes should not rely upon the presence of Liquidity Providers in making an investment decision regarding the Remarketed Notes.

      Beneficial Owners of the Remarketed Notes will receive amounts advanced by the Liquidity Provider to the Remarketing Agent pursuant to any Standby Note Purchase Agreement in payment of the purchase price for Remarketed Notes subject to a Special Mandatory Purchase. See "-- Purchase and Redemption of Remarketed Notes -- Special Mandatory Purchase." Pursuant to the Standby Note Purchase Agreement, if any, the Liquidity Provider will be obligated, upon receipt of an appropriate demand for payment from the Remarketing Agent and so long as the Company is in compliance with the terms and conditions thereof, to purchase unremarketed Remarketed Notes in any Special Mandatory Purchase at a price equal to 100% of the outstanding principal amount thereof. Any such purchase will be effected upon the Liquidity Provider's receipt of notification of a failed remarketing not later than 12:00 o'clock noon, New York City time, on the date of the Special Mandatory Purchase by the deposit of same-day funds by the Liquidity Provider with the Remarketing Agent not later than 3:00 p.m., New York City time on such date. See "-- Purchase and Redemption of Remarketed Notes." Notwithstanding the existence of the Standby Note Purchase Agreement, if any, the Company will be responsible for paying the accrued interest, if any, on any unremarketed Remarketed Notes by depositing sufficient same-day funds therefor with the Remarketing Agent not later than 3:00 p.m., New York City time, on the applicable date of Special Mandatory Purchase.

      The Liquidity Provider's obligation to advance funds will be subject to conditions specified in the Standby Note Purchase Agreement. Unless otherwise indicated in the applicable prospectus supplement, such conditions include: receipt by the Liquidity Provider of various documents, certificates and opinions from the Company; the continued accuracy of representations and warranties (other than with respect to material adverse change and litigation) made by the Company in the Standby Note Purchase Agreement; that no event has occurred and is continuing which would constitute an Event of Default under the Standby Note Purchase Agreement (such events include failure by the Company to pay amounts owing under the Standby Note Purchase Agreement, inaccuracy of representations and warranties when made, failure to perform covenants under the Standby Note Purchase Agreement, failure to pay any debt owing by the Company in excess of $10,000,000, certain events of bankruptcy or insolvency of the Company, an Event of Default under the Indenture or failure to maintain the security interest thereunder and the non-enforceability of certain related documents); and receipt by the Liquidity Provider of a properly completed notice of a failed remarketing and a borrowing request from the Remarketing Agent.

      The Company may indemnify a Liquidity Provider against certain liabilities arising out of or in connection with its duties under the Standby Note Purchase Agreement. A form of the Standby Note Purchase Agreement has been filed as an exhibit to the Registration Statement of which this prospectus forms a part. The summaries of certain provisions of any Standby Note Purchase Agreement do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of such Standby Note Purchase Agreement.

PROVISIONS APPLICABLE TO SUBORDINATED DEBT SECURITIES

                                    GENERAL

      Subordinated Debt Securities will be issued under the Indenture and will rank equally ("pari passu") with certain other subordinated debt of the Company that may be outstanding from time to time and will rank junior to all Senior Indebtedness of the Company (including any Senior Debt Securities) that may be outstanding from time to time.

                                 SUBORDINATION

      The payment of the principal of (and premium, if any) and interest on the Subordinated Debt Securities is expressly subordinated, to the extent and in the manner set forth in the Indenture, in right of payment to the prior payment in full of all Senior Indebtedness of the Company. (Section 401 of the Supplemental Indenture Creating Subordinated Debt Securities).

      Upon (i) any acceleration of the principal amount due on the Subordinated Debt Securities or (ii) any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities, to creditors upon any dissolution or winding-up or total or partial liquidation or reorganization of the Company, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, all principal and premium, if any, and interest due upon all Senior Indebtedness shall first be paid in full, or payment thereof provided for in money or money's worth in accordance with its terms, before any payment is made on account of the principal of, premium, if any, or interest on the indebtedness evidenced by the Subordinated Debt Securities, and upon any such dissolution or winding-up or liquidation or reorganization any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities, to which the Holders of the Subordinated Debt Securities would be entitled, except for the provisions of the Indenture, shall (subject to the power of a court of competent jurisdiction to make other equitable provision reflecting the rights conferred by the provisions of the Subordinated Debt Securities upon the Senior Indebtedness and the holders thereof with respect to the Subordinated Debt Securities and the Holders thereof by a lawful plan of reorganization under applicable bankruptcy law), be paid by the Company or any receiver, trustee in bankruptcy, liquidating trustee, agent or other person making such payment or distribution, or by the Holders of the Subordinated Debt Securities if received by them, directly to the holders of Senior Indebtedness (pro rata to each such holder on the basis of the respective amounts of Senior Indebtedness held by such holder) or their representatives, to the extent necessary to pay all Senior Indebtedness (including interest thereon) in full, in money or money's worth, after giving effect to any concurrent payments or distribution to or for the holders of Senior Indebtedness, before any payment or distribution is made to the Holders of the indebtedness evidenced by the Subordinated Debt Securities. The consolidation of the Company with or the merger of the Company into another Person or the liquidation or dissolution of the Company following the conveyance or transfer of its property as an entirety, or substantially as an entirety, to another Person upon the terms and conditions provided in the Indenture shall not be deemed a dissolution, winding-up, liquidation or reorganization for these purposes.

      In the event that any payment or distribution of assets of the Company of any kind or character not permitted by the foregoing provisions, whether in cash, property or securities, shall be received by the Holders of Subordinated Debt Securities before all Senior Indebtedness is paid in full, or provision made for such payment, in accordance with its terms, such payment or distribution shall be held in trust for the benefit of, and shall be paid over or delivered to, the holders of such Senior Indebtedness or their representative or representatives, or to the trustee or trustees under any indenture pursuant to which any instruments evidencing any of such Senior Indebtedness may have been issued, as their respective interests may appear, for application to the payment of all Senior Indebtedness remaining unpaid to the extent necessary to pay all such Senior Indebtedness in full in accordance with its terms, after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness.

      No payment on account of principal of, premium, if any, sinking funds or interest on the Subordinated Debt Securities shall be made unless full payment of amounts then due for principal, premium, if any, sinking funds and interest on any Senior Indebtedness has been made or duly provided for in money or money's worth in accordance with the terms of such Senior Indebtedness. No payment on account of principal, premium, if any, sinking funds or interest on the Subordinated Debt Securities shall be made if, at the time of such payment or immediately after giving effect thereto, (i) there shall exist a default in the payment of principal, premium, if any, sinking fund or interest with respect to any Senior Indebtedness, or (ii) there shall have occurred an event or default (other than a default in the payment of principal, premium, if any, sinking funds or interest) with respect to any Senior Indebtedness, as defined therein or in the instrument under which the same is outstanding, permitting the holders thereof to accelerate the maturity thereof, and such event of default shall not have been cured or waived or shall not have ceased to exist.

                                  SUBROGATION

      From and after the payment in full of all Senior Indebtedness, the Holders of the Subordinated Debt Securities (together with the holders of any other indebtedness of the Company which is subordinate in right of payment to the payment in full of all Senior Indebtedness, which is not subordinate in right of payment to the Subordinated Debt Securities and which by its terms grants such right of subrogation to the holder thereof) shall be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions of assets or securities of the Company applicable to the Senior Indebtedness until the Subordinated Debt Securities shall be paid in full, and, for the purposes of such subrogation, no such payments or distributions to the holders of Senior Indebtedness of assets or securities, which otherwise would have been payable or distributable to Holders of the Subordinated Debt Securities, shall, as between the Company, its creditors other than the holders of Senior Indebtedness, and the Holders of the Subordinated Debt Securities, be deemed to be a payment by the Company to or on account of the Senior Indebtedness, it being understood that these provisions of the Indenture are and are intended solely for the purpose of defining the relative rights of the Holders of the Subordinated Debt Securities, on the one hand, and the holders of the Senior Indebtedness, on the other hand, and nothing contained in the Indenture is intended to or shall impair as between the Company, its creditors other than the holders of Senior Indebtedness, and the holders of the Subordinated

Debt Securities, the obligation of the Company, which is unconditional and absolute, to pay to the Holders of the Subordinated Debt Securities the principal of and interest on the Subordinated Debt Securities as and when the same shall become due and payable in accordance with their terms, or to affect the relative rights of the Holders of the Subordinated Securities and creditors of the Company other than the holders of the Senior Indebtedness, nor shall anything therein prevent the Holder of any Subordinated Debt Security from exercising all remedies otherwise permitted by applicable law upon default under such Subordinated Debt Security subject to the rights of the holders of Senior Indebtedness to receive cash, property or securities of the Company otherwise payable or deliverable to the Holders of the Subordinated Debt Securities or to a representative of such Holders, on their behalf.

      Except as provided in the applicable prospectus supplement and supplemental indenture, the term "Senior Indebtedness" is defined in the Indenture as indebtedness incurred by the Company for money borrowed whether outstanding on the date hereof or incurred in the future, all deferrals, renewals or extensions of any such indebtedness and all evidences of indebtedness issued in exchange for any such indebtedness and guarantees by the Company of the foregoing items of indebtedness for money borrowed by persons other than the Company and all obligations as lessee under any and all leases of property, equipment and other assets required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles, unless, in any such case, such indebtedness, guarantee or obligation provides by its terms that it shall not constitute Senior Indebtedness.

      If Subordinated Debt Securities are issued under the Indenture, the aggregate principal amount of Senior Indebtedness outstanding as of a recent date will be set forth in the Prospectus Supplement. The Indenture does not restrict the amount of Senior Indebtedness that the Company may incur.

                           DTC BOOK-ENTRY-ONLY SYSTEM

      Upon issuance, the Debt Securities will be represented by a global security or securities (the "Global Security"). The Global Security representing the Debt Securities will be deposited with, or on behalf of, DTC. Upon the issuance of such Global Security, DTC or its nominee will credit the accounts of persons held with it with the respective principal or face amounts of the Debt Securities represented by such Global Security. Ownership of beneficial interests in such Global Security will be limited to persons that have accounts with DTC ("participants") or persons that may hold interests through participants. Ownership of beneficial interests by participants in such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC. Ownership of beneficial interests in such Global Security by persons that hold through participants will be shown on, and the transfer of that ownership interest within such participant will be effected only through, records maintained by such participant. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to acquire or transfer beneficial interests in such Global Security.

      Payment of principal of and interest on the Debt Securities will be made to DTC or its nominee, as the case may be, as the sole registered owner and holder of the Global Security for all purposes under the Indenture. Neither the Company, the Trustee nor, in the case of any series of Remarketed Notes, the Remarketing Agent nor any agent of the Company or the Trustee will have any responsibility or liability for any aspect of DTC's records relating to or payments made on account of beneficial ownership interests in such Global Security or for maintaining, supervising or reviewing any of DTC's records relating to such beneficial ownership interests.

      The Company has been advised by DTC that upon receipt of any payment of principal of or interest on any Global Security, DTC will immediately credit, on its book-entry registration and transfer system, the accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal or face amount of such Global Security as shown on the records of DTC. Payments by participants to owners of beneficial interests in such Global Security held through such participants will be governed by standing instructions and customary practices as is now the case with securities held for customer accounts registered in "street name" and will be the sole responsibility of such participants.

      The Global Security may not be transferred except as a whole by DTC to a nominee of DTC. The Global Security representing the Debt Securities is exchangeable for certificated Debt Securities only if (x) DTC notifies the Company that it is unwilling or unable to continue as DTC for such Global Security or if at any time DTC ceases to be a clearing agency registered under the 1934 Act and the Company fails within 90 days thereafter to appoint a successor, (y) the Company in its sole discretion determines that such Global Security shall be exchangeable or (z) there shall have occurred and be continuing an Event of Default (as defined in the Indenture) or an event which with the giving of notice or lapse of time or both, would constitute an Event of Default with respect to the Debt Securities represented by such Global Security. In such event, the Company will issue Debt Securities in certificated form in exchange for such Global Security. In any such instance, an owner of a beneficial interest in the Global Security will be entitled to physical delivery in certificated form of Debt Securities equal in principal amount to such beneficial interest and to have such Debt Securities registered in its name. Debt Securities so issued in certificated form will be issued in denominations of $1,000 or any larger amount that is an integral multiple thereof, and will be issued in registered form only, without coupons. Subject to the foregoing, neither Global Security is exchangeable, except for a Global Security of Debt Securities of like denomination to be registered in the name of DTC or its nominee.

      So long as DTC, or its nominee, is the registered owner of a Global Security, or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Global Security for the purposes of receiving payment on such Debt Securities, receiving notices and for all other purposes under the Indenture and such Debt Securities. Beneficial interests in any series of Debt Securities will be evidenced only by, and transfer thereof will be effected only through, records maintained by DTC and its participants. Except as provided herein, owners of beneficial interests in any Global Security will not be entitled to and will not be considered the holders thereof for any purposes under the Indenture. Accordingly, each person owning a beneficial interest in such Global Security must rely on the procedures of DTC, and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a Holder under the Indenture. DTC will not consent or vote with respect to the Global Security representing a series of Debt Securities. Under its usual procedures, DTC mails an Omnibus Proxy to the Company as soon as possible after the applicable record date. The Omnibus Proxy assigns Cede & Co.'s (DTC's partnership nominee) consenting or voting rights to those participants to whose accounts the Debt Securities of a series are credited on the applicable record date (identified in a listing attached to the Omnibus Proxy).

      DTC has advised the Company that DTC is a limited-purpose trust company organized under New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered under the 1934 Act. DTC was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations some of whom (and/or their representatives) own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

                        SAME-DAY SETTLEMENT AND PAYMENT

      Unless otherwise indicated in the applicable prospectus supplement, settlement for the Debt Securities will be made by a purchaser in immediately available funds. While the Debt Securities are in the book-entry-only system described above, all payments of principal and interest will be made by the Trustee or, in the case of any series of Remarketed Notes, the Remarketing Agent on behalf of the Company to DTC in immediately available funds.

      The Debt Securities will trade in DTC's Same-Day Fund Settlement System until maturity or until such debt securities are issued in definitive form, and secondary market trading activity in the Debt Securities will therefore be required by DTC to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on the trading activity in the Debt Securities.

                UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

      The following summary, which is based upon the advice of Brown & Wood LLP, special tax counsel to the Company, whose opinion is set forth herein, of the material United States Federal income tax consequences of the purchase, ownership and disposition of the Debt Securities is based upon laws, regulations, rulings and decisions now in effect (or, in the case of certain regulations, in proposed form), all of which are subject to change (including changes in effective dates) or possible differing interpretations. It deals only with Debt Securities held as capital assets and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, dealers in securities or currencies, non-U.S. Holders, persons holding Debt Securities as a hedge against currency risks or as a position in a "straddle" for tax purposes, or persons whose functional currency is not the United States dollar. It also does not deal with holders other than original purchasers (except where otherwise specifically noted). Persons considering the purchase of the Debt Securities should consult their own tax advisors concerning the application of United States Federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the Debt Securities arising under the laws of any other taxing jurisdiction.

      As used herein, the term "U.S. Holder" means a beneficial owner of a Debt Security that is for United States Federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is subject to United States Federal income taxation regardless of its source, (iv) a trust if a court within the United States is able to exercise primary supervision of the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or
(v) any other person whose income or gain in respect of a Debt Security is effectively connected with the conduct of a United States trade or business. As used herein, the term "non-U.S. Holder" means a holder of a Debt Security that is not a U.S. Holder.

                                  U.S. HOLDERS

      Payments of Interest. Payment of interest on a Debt Security generally will be taxable to a U.S. Holder as ordinary interest income at the time such payments are accrued or are received (in accordance with the U.S. Holder's regular method of tax accounting).

      Original Issue Discount. The following summary is a general discussion of the United States Federal income tax consequences to U.S. Holders of the purchase, ownership and disposition of Debt Securities issued with original issue discount ("Discount Debt Securities"). The following summary is based upon final Treasury regulations (the "OID Regulations") released by the Internal Revenue Service ("IRS") on January 27, 1994, as amended on June 11, 1996, under the original issue discount provisions of the Code.

      For United States Federal income tax purposes, original issue discount is the excess of the stated redemption price at maturity of a Debt Security over its issue price, if such excess equals or exceeds a de minimis amount (generally 1/4 of 1% of the Debt Security's stated redemption price at maturity multiplied by the number of complete years to its maturity from its issue date or, in the case of a Debt Security providing for the payment of any amount other than a qualified stated interest (as defined below) prior to maturity, multiplied by the weighted average maturity of such Debt Security). The issue price of each Debt Security in an issue of Debt Securities equals the first price at which a substantial amount of such Debt Securities has been sold (ignoring sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers). The stated redemption price at maturity of a Debt Security is the sum of all payments provided by the Debt Security other than "qualified stated interest" payments. The term "qualified stated interest" generally means stated interest that is unconditionally payable in cash or property (other than debt instruments of the Company) at least annually at a single fixed rate. In addition, under the OID Regulations, if a Debt Security bears interest for one or more accrual periods at a rate below the rate applicable for the remaining term of such Debt Security (e.g., Debt Securities with teaser rates or interest holidays), and if the greater of either the resulting foregone interest on such Debt Security or any "true" discount on such Debt Security (i.e., the excess of the Debt Security's stated principal amount over its issue price) equals or exceeds a specified de minimis amount, then the stated interest on the Debt Security would be treated as original issue discount rather than qualified stated interest.

      Payments of qualified stated interest on a Debt Security are taxable to a U.S. Holder as ordinary interest income at the time such payments are accrued or are received (in accordance with the U.S. Holder's regular method of tax accounting). A U.S. Holder of a Discount Debt Security must include original issue discount in income as ordinary interest for United States Federal income tax purposes as it accrues under a constant yield method in advance of receipt of the cash payments attributable to such income, regardless of such U.S. Holder's regular method of tax accounting. In general, the amount of original issue discount included in income by the initial U.S. Holder of a Discount Debt Security is the sum of the daily portions of original issue discount with respect to such Discount Debt Security for each day during the taxable year (or portion of the taxable year) on which such U.S. Holder held such Discount Debt Security. The "daily portion" of original issue discount on any Discount Debt Security is determined by allocating to each day in any accrual period a ratable portion of the original issue discount allocable to that accrual period. An "accrual period" may be of any length and the accrual periods may vary in length over the term of the Discount Debt Security, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the final day of an accrual period or on the first day of an accrual period. The amount of original issue discount allocable to each accrual period is generally equal to the difference between (i) the product of the Discount Debt Security's adjusted issue price at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and appropriately adjusted to take into account the length of the particular accrual period) and (ii) the amount of any qualified stated interest payments allocable to such accrual period. The "adjusted issue price" of a Discount Debt Security at the beginning of any accrual period is the sum of the issue price of the Discount Debt Security plus the amount of original issue discount allocable to all prior accrual periods minus the amount of any prior payments on the Discount Debt Security that were not qualified stated interest payments. Under these rules, U.S. Holders generally will have to include in income increasingly greater amounts of original issue discount in successive accrual periods.

      A U.S. Holder who purchases a Discount Debt Security for an amount that is greater than its adjusted issue price as of the purchase date and less than or equal to the sum of all amounts payable on the Discount Debt Security after the purchase date other than payments of qualified stated interest, will be considered to have purchased the Discount Debt Security at an "acquisition premium." Under the acquisition premium rules, the amount of original issue discount which such U.S. Holder must include in its gross income with respect to such Discount Debt Security for any taxable year (or portion thereof in which the U.S. Holder holds the Discount Debt Security) will be reduced (but not below zero) by the portion of the acquisition premium properly allocable to the period.

      Under the OID Regulations, Floating Rate Debt Securities and Indexed Debt Securities ("Variable Debt Securities") are subject to special rules whereby a Variable Debt Security will qualify as a "variable rate debt instrument" if (a) its issue price does not exceed the total noncontingent principal payments due under the Variable Debt Security by more than a specified de minimus amount and
(b) it provides for stated interest, paid or compounded at least annually, at current values of (i) one or more qualified floating rates, (ii) a single fixed rate and one or more qualified floating rates, (iii) a single objective rate, or
(iv) a single fixed rate and a single objective rate that is a qualified inverse floating rate.

      A "qualified floating rate" is any variable rate where variations in the value of such rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which the Variable Debt Security is denominated. Although a multiple of a qualified floating rate will generally not itself constitute a qualified floating rate, a variable rate equal to the product of a qualified floating rate and a fixed multiple that is greater than 0.65 but not more than 1.35 will constitute a qualified floating rate. A variable rate equal to the product of a qualified floating rate and a fixed multiple that is greater than 0.65 but not more than 1.35, increased or decreased by a fixed rate, will also constitute a qualified floating rate. In addition, under the OID Regulations, two or more qualified floating rates that can reasonably be expected to have approximately the same values throughout the term of the Variable Debt Security (e.g., two or more qualified floating rates with values within 25 basis points of each other as determined on the Variable Debt Security's issue date) will be treated as a single qualified floating rate. Notwithstanding the foregoing, a variable rate that would otherwise constitute a qualified floating rate but which is subject to one or more restrictions such as a maximum numerical limitation (i.e., a cap) or a minimum numerical limitation (i.e., a floor) may, under certain circumstances, fail to be treated as a qualified floating rate under the OID Regulations unless such cap or floor is fixed throughout the term of the Debt Security. An "objective rate" is a rate that is not itself a qualified floating rate but which is determined using a single fixed formula and that is based on objective financial or economic information. A rate will not qualify as an objective rate if it is based on information that is within the control of the Company (or a related party) or that is unique to the circumstances of the Company (or a related party), such as dividends, profits, or the value of the Company's stock (although a rate does not fail to be an objective rate merely because it is based on the credit quality of the Company). A "qualified inverse floating rate" is any objective rate where such rate is equal to a fixed rate minus a qualified floating rate, as long as variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the qualified floating rate. The OID Regulations also provide that if a Variable Debt Security provides for stated interest at a fixed rate for an initial period of one year or less followed by a variable rate that is either a qualified floating or an objective rate and if the variable rate on the Variable Debt Security's issue date is intended to approximate the fixed rate (e.g., the value of the variable rate on the issue date does not differ from the value of the fixed rate by more than 25 basis points), then the fixed rate and the variable rate together will constitute either a single qualified floating rate or objective rate, as the case may be.

      If a Variable Debt Security that provides for stated interest at either a single qualified floating rate or a single objective rate throughout the term thereof qualifies as a "variable rate debt instrument" under the OID Regulations and if the interest on such Debt Security is unconditionally payable in cash or property (other than debt instruments of the Company) at least annually, then all stated interest on the Debt Security will constitute qualified stated interest and will be taxed accordingly. Thus a Variable Debt Security that provides for stated interest at either a single qualified floating rate or a single objective rate throughout the term thereof and that qualifies as a "variable rate debt instrument" under the OID Regulations will generally not be treated as having been issued with original issue discount unless the Variable Debt Security is issued at a "true" discount (i.e., at a price below the Debt Security's stated principal amount) in excess of a specified de minimus amount. The amount of qualified stated interest and the amount of original issue discount, if any, that accrues during an accrual period on such a Variable Debt Security is determined under the rules applicable to fixed rate debt instruments by assuming that the variable rate is a fixed rate equal to (i) in the case of a qualified floating rate or qualified inverse floating rate, the value, as of the issue date, of the qualified floating rate or qualified inverse floating rate, or (ii) in the case of an objective rate (other than a qualified inverse floating rate), a fixed rate that reflects the yield that is reasonably expected for the Variable Debt Security. The qualified stated interest allocable to an accrual period is increased (or decreased) if the interest actually paid during an accrual period exceeds (or is less than) the interest assumed to be paid during the accrual period pursuant to the foregoing rules.

      In general, any other Variable Debt Security that qualifies as a "variable rate debt instrument" will be converted into an "equivalent" fixed rate debt instrument for purposes of determining the amount and accrual of original issue discount and qualified stated interest on the Variable Debt Security. The OID Regulations generally require that such a Variable Debt Security be converted into an "equivalent" fixed rate debt instrument by substituting any qualified floating rate or qualified inverse floating rate provided for under the terms of the Variable Debt Security with a fixed rate equal to the value of the qualified floating rate or qualified inverse floating rate, as the case may be, as of the Variable Debt Security's issue date. Any objective rate (other than a qualified inverse floating rate) provided for under the terms of the Variable Debt Security is converted into a fixed rate that reflects the yield that is reasonably expected for the Variable Debt Security. In the case of a Variable Debt Security that qualifies as a "variable rate debt instrument" and provides for stated interest at a fixed rate in addition to either one or more qualified floating rates or a qualified inverse floating rate, the fixed rate is initially converted into a qualified floating rate (or a qualified inverse floating rate, if the Variable Debt Security provides for a qualified inverse floating rate). Under such circumstances, the qualified floating rate or qualified inverse floating rate that replaces the fixed rate must be such that the fair market value of the Variable Debt Security as of the Variable Debt Security's issue date is approximately the same as the fair market value of an otherwise identical debt instrument that provides for either the qualified floating rate or qualified inverse floating rate rather than the fixed rate. Subsequent to converting the fixed rate into either a qualified floating rate or a qualified inverse floating rate, the Variable Debt Security is then converted into an "equivalent" fixed rate debt instrument in the manner described above.

      Once the Variable Debt Security is converted into an fixed rate debt instrument pursuant to the foregoing rules, the amount of original issue discount and qualified stated interest, if any, are determined for the "equivalent" fixed rate debt instrument by applying the general original issue discount rules to the "equivalent" fixed rate debt instrument and a U.S. Holder of the Variable Debt Security will account for such original issue discount and qualified stated interest as if the U.S. Holder held the "equivalent" fixed rate debt instrument. In each accrual period appropriate adjustments will be made to the amount of qualified stated interest or original issue discount assumed to have been accrued or paid with respect to the "equivalent" fixed rate debt instrument in the event that such amounts differ from the actual amount of interest accrued or paid on the Variable Debt Security during the accrual period.

      If a Variable Debt Security does not qualify as a "variable rate debt instrument" under the OID Regulations, then the Variable Debt Security would be treated as a contingent payment debt obligation. U.S. Holders should be aware that on June 11, 1996, the Treasury Department issued final regulations (the "CPDI Regulations") concerning the proper United States Federal income tax treatment of contingent payment debt instruments. In general the CPDI Regulations would cause the timing and character of income, gain or loss reported on a contingent payment debt instrument under general principles of current United States Federal income tax law. Specifically, the CPDI Regulations generally require a U.S. Holder of such an instrument to include future contingent and noncontingent interest payments in income as such interest accrues based upon a projected payment schedule. Moreover, in general, under the CPDI Regulations, any gain recognized by a U.S. Holder on the sale, exchange, or retirement of a contingent payment debt instrument will be treated as ordinary income and all or a portion of any loss realized could be treated as ordinary loss as opposed to capital loss (depending upon the circumstances). The CPDI Regulations apply to debt instruments issued on or after August 13, 1996. The proper United States Federal income tax treatment of Variable Debt Securities that are treated as contingent payment debt obligations will be more fully described in the applicable prospectus supplement. Furthermore, any other special United States Federal income tax considerations, not otherwise discussed herein, which are applicable to any particular issue of Debt Securities will be discussed in the applicable prospectus supplement.

      Certain of the Debt Securities (i) may be redeemable at the option of the Company prior to their stated maturity (a "call option") and/or (ii) may be repayable at the option of the holder prior to their stated maturity (a "put option"). Debt Securities containing such features may be subject to rules that differ from the general rules discussed above. Investors intending to purchase Debt Securities with such features should consult their own tax advisors, since the original issue discount consequences will depend, in part, on the particular terms and features of the purchased Debt Securities.

      U.S. Holders may generally, upon election, include in income all interest (including stated interest, acquisition discount, original issue discount, de minimis original issue discount, market discount, de minimis market discount, and unstated interest, as adjusted by any amortizable bond premium or acquisition premium) that accrues on a debt instrument by using the constant yield method applicable to original issue discount, subject to certain limitations and exceptions.

      Remarketed Notes. The proper United States Federal income tax treatment of Remarketed Notes is uncertain. Because the Remarketed Notes are subject to mandatory tender to the Remarketing Agent at par on each Interest Rate Adjustment Date, the Remarketed Notes may be treated as maturing on the Initial Interest Rate Adjustment Date and each Interest Rate Adjustment Date thereafter for United States Federal income tax purposes. Under the foregoing treatment, interest on the Remarketed Notes would generally be taxable as ordinary income for United States Federal income tax purposes when received or accrued by a U.S. Holder in accordance with such holder's regular method of tax accounting because such interest would constitute qualified stated interest. However, it is possible that the Remarketed

Notes may be treated for United States Federal income tax purposes as maturing only on the Stated Maturity Date therefor. Under such analysis, in general, the proper treatment of Remarketed Notes will depend upon whether the Remarketed Notes qualify as "variable rate debt instruments" or, alternatively, are treated as contingent payment debt instruments.

      If the Remarketed Notes are treated as maturing on the Stated Maturity Date, each Commercial Paper Term Mode and the Long Term Rate Mode should individually constitute separate qualified floating rates under the OID Regulations since the interest rate for Remarketed Notes in either a Commercial Paper Term Mode or the Long Term Rate Mode will be periodically reset to a market rate pursuant to a remarketing and such remarketing can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which the Remarketed Notes are denominated.

      However, if the Remarketed Notes are in the SPURS Mode and the SPURS Agent elects to remarket the Remarketed Notes at the SPURS Interest Rate, which will not be set at a market rate of interest, the interest rate will likely not qualify as a "qualified floating rate." As a result, the Remarketed Notes, upon original issuance, may not be treated as a "variable rate debt instrument" and the Remarketed Notes may be treated as governed by the CPDI Regulations notwithstanding the fact that the SPURS Agent may never elect to remarket the Remarketed Notes at the SPURS Interest Rate.

      If the CPDI Regulations applied, the Company would be required to construct a projected payment schedule for the Remarketed Notes, based upon the Company's current borrowing costs for comparable debt instruments of the Company, from which an estimated yield on the Remarketed Notes would be calculated. A U.S. Holder would be required to include in income original issue discount in an amount equal to the product of the adjusted issue price of the Remarketed Notes at the beginning of each interest accrual period and the estimated yield of the Remarketed Notes. In general, for these purposes, the Remarketed Notes' adjusted issue price would equal the Remarketed Notes' issue price increased by the interest previously accrued on the Remarketed Notes, and reduced by all payments made on the Remarketed Notes. As a result of the application of the Contingent Payment Regulations, it is possible that a U.S. Holder would be required to include interest in income in excess of actual cash payments received for certain taxable years.

      In addition, the character of any gain or loss, upon the sale or exchange of a Remarketed Note (including a sale pursuant to the mandatory tender on each Interest Rate Adjustment Date and the SPURS Remarketing Date) by a U.S. Holder, will likely differ if the Remarketed Notes were treated as contingent payment obligations. Any such taxable gain generally would be treated as ordinary income. Any such taxable loss generally would be ordinary to the extent of previously accrued original issue discount, and any excess would generally be treated as capital loss.

      Short-Term Debt Instruments. Debt Securities that have a fixed maturity of one year or less ("Short-Term Debt Securities") will be treated as having been issued with original issue discount. In general, an individual or other cash method U.S. Holder is not required to accrue such original issue discount unless the U.S. Holder elects to do so. If such an election is not made, any gain recognized by the U.S. Holder on the sale, exchange or maturity of the Short-Term Debt Security will be ordinary income to the extent of the original issue discount accrued on a straight-line basis or upon election under the constant yield method (based on daily compounding), through the date of sale or maturity, and a portion of the deductions otherwise allowable to the U.S. Holder for interest on borrowings allocable to the Short-Term Debt Security will be deferred until a corresponding amount of income is realized. U.S. Holders who report income for United States Federal income tax purposes under the accrual method, and certain other holders including banks and dealers in securities, are required to accrue original issue discount on a Short-Term Debt

Security on a straight-line basis unless an election is made to accrue the original issue discount under a constant yield method (based on daily compounding).

      Market Discount. If a U.S. Holder purchases a Debt Security, other than a Discount Debt Security, for an amount that is less than its issue price (or, in the case of a subsequent purchaser, it stated redemption price at maturity) or, in the case of a Discount Debt Security, for an amount that is less than its adjusted issue price as of the purchase date, the amount of the difference will be treated as "market discount," unless such difference is less than a specified de minimis amount.

      Under the market discount rules, a U.S. Holder will be required to treat any partial principal payment (or, in the case of a Discount Debt Security, any payment that does not constitute qualified stated interest) on, or any gain realized on the sale, exchange, requirement or other disposition of, a Debt Security as ordinary income to the extent of the lesser of (i) the amount of such payment or realized gain or (ii) the market discount which has not previously been included in income and is treated as having accrued on such Debt Security at the time of such payment or disposition. Market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the Debt Security, unless the U.S. Holder elects to accrue market discount on the basis of semiannual compounding.

      A U.S. Holder may be required to defer the deduction of all or a portion of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry a Debt Security with market discount until the maturity of the Debt Security or its earlier disposition in a taxable transaction, because a current deduction is only allowed to the extent the interest expense exceeds an allocable portion of market discount. A U.S. Holder may elect to include market discount in income currently as it accrues (on either a ratable or semiannual compounding basis), in which case the rules described above regarding the treatment as ordinary income of gain upon the disposition of the Debt Security and upon the receipt of certain cash payments and regarding the deferral of interest deductions will not apply. Generally, such currently included market discount is treated as ordinary interest for United States Federal income tax purposes.

      Premium. If a U.S. Holder purchases a Debt Security for an amount that is greater than its stated redemption price at maturity, such U.S. Holder will be considered to have purchased the Debt Security with "amortizable bond premium" equal in amount to such excess. A U.S. Holder may elect to amortize such premium using a constant yield method over the remaining term of the Debt Security and may offset interest otherwise required to be included in respect of the Debt Security during any taxable year by the amortized amount of such excess for the taxable year. However, if the Debt Security may be optionally redeemed after the U.S. Holder acquires it at a price in excess of its stated redemption price at maturity, special rules would apply which could result in a deferral of the amortization of some bond premium until later in the term of the Debt Security.

      Disposition of Debt Securities. Except as discussed above, upon the sale, exchange or retirement of a Debt Security, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and such U.S. Holder's adjusted tax basis in the Debt Security. A U.S. Holder's adjusted tax basis in a Debt Security generally will equal such U.S. Holder's initial investment in the Debt Security increased by any original issue discount included in income (and accrued market discount, if any, if the U.S. Holder has included such market discount in income) and decreased by the amount of any payments, other than qualified stated interest payments, received and amortizable bond premium taken with respect to such Debt Security. Such gain or loss generally will be long-term capital gain or loss if the Debt Security were held for more than one year. The deductibility of capital losses is subject to limitations.

      Foreign Currency Debt Securities. Any special United States Federal income tax considerations applicable to Debt Securities that provide for the payment of principal, premium (if any) or interest in a currency other than U.S. dollars will be discussed in the applicable prospectus supplement.

NON-U.S. HOLDERS

      A non-U.S. Holder will not be subject to United States Federal income taxes on payments of principal, premium (if any) or interest (including original issue discount, if any) on a Debt Security, unless such non-U.S. Holder is a direct or indirect 10% or greater shareholder of the Company, a controlled foreign corporation related to the Company or a bank receiving interest described in Section 881(c)(3)(A) of the Code. To qualify for the exemption from taxation, the last United States payor in the chain of payment prior to payment to a non-U.S. Holder (the "Withholding Agent") must have received in the year in which a payment of interest or principal occurs, or in either of the two preceding calendar years, a statement that (i) is signed by the beneficial owner of the Debt Security under penalties of perjury, (ii) certified that such owner is not a U.S. Holder and (iii) provides the name and address of the beneficial owner. The statement may be made on an IRS Form W-8 or a substantially similar form, and the beneficial owner must inform the Withholding Agent of any change in the information on the statement within 30 days of such change. If a Debt Security is held through a securities clearing organization or certain other financial institutions, the organization or institution may provide a signed statement to the Withholding Agent. However, in such case, the signed statement must be accompanied by a copy of the IRS Form W-8 or the substitute form provided by the beneficial owner to the organization or institution. The Treasury Department is considering implementation of further certification requirements aimed at determining whether the Company of a debt obligation is related to holders thereof.

      Generally, a non-U.S. Holder will not be subject to Federal income taxes on any amount which constitutes capital gain upon retirement or disposition of a Debt Security, provided the gain is not effectively connected with the conduct of a trade or business in the United States by the non-U.S. Holder. Certain other exceptions may be applicable, and a non-U.S. Holder should consult its tax advisor in this regard.

      The Debt Securities will not be includible in the estate of a non-U.S. Holder unless the individual is a direct or indirect 10% or greater shareholder of the Company or, at the time of such individual's death, payments in respect of the Debt Securities would have been effectively connected with the conduct by such individual of a trade or business in the United States.

BACKUP WITHHOLDING

      Backup withholding of United States Federal income tax at a rate of 31% may apply to payments made in respect of the Debt Securities to registered owners who are not "exempt recipients" and who fail to provide certain identifying information (such as the registered owner's taxpayer identification number) in the required manner. Generally, individuals are not exempt recipients, whereas corporations and certain other entities generally are exempt recipients. Payments made in respect of the Debt Securities to a U.S. Holder must be reported to the IRS, unless the U.S. Holder is an exempt recipient or establishes an exemption. Compliance with the identification procedures described in the preceding section would establish an exemption from backup withholding for those non-U.S. Holders who are not exempt recipients.

      In addition, upon the sale of a Debt Security to (or through) a broker, the broker must withhold 31% of the entire purchase price, unless either (i) the broker determines that the seller is a corporation or other exempt recipient or
(ii) the seller provides, in the required manner, certain identifying information and, in the case of a non-U.S. Holder, certifies that such seller is a non-U.S. Holder (and certain other conditions are met). Such a sale must also be reported by the broker to the IRS, unless either (i) the broker determines that the seller is an exempt recipient or (ii) the seller certifies its non-U.S. status (and certain other conditions are met). Certification of the registered owner's non-U.S. status would be made normally on an IRS Form W-8 under penalties of perjury, although in certain cases it may be possible to submit other documentary evidence.

      Any amount withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against such beneficial owner's United States Federal income tax provided the required information is furnished to the IRS.

                              PLAN OF DISTRIBUTION

      The Company may sell the Debt Securities (i) through underwriters or dealers, (ii) directly to a limited number of institutional purchasers or to a single purchaser, (iii) through agents or (iv) through any combination of the above. An accompanying prospectus supplement will set forth the terms of the offering of the Debt Securities offered thereby, including the name or names of any underwriters, the purchase price of the Debt Securities and the net proceeds to the Company from such sale, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

      If underwriters are used in the sale of Debt Securities, such Debt Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Unless otherwise set forth in the prospectus supplement, the several obligations of the underwriters to purchase any Debt Securities offered thereby will be subject to certain conditions precedent and the underwriters will be obligated to take and pay for all of such Debt Securities if any are taken.

      The Debt Securities may be sold directly by the Company or through underwriters or agents designated by the Company from time to time. Any agent involved in the offer or sale of the Debt Securities will be named, and any commissions payable by the Company to such agents will be set forth, in an accompanying prospectus supplement. Unless otherwise indicated in such prospectus supplement, any such agent will be acting on a reasonable efforts basis for the period of its appointment.

      Until the distribution of the Debt Securities is completed, rules of the SEC may limit the ability of underwriters and certain selling group members to bid for and purchase the Debt Securities. As an exception to these rules, underwriters are permitted to engage in certain transactions that stabilize the price of the Debt Securities. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Debt Securities.

      If any underwriters create a short position in the Debt Securities in connection with an offering, i.e., if they sell more Debt Securities than are set forth on the cover page of the applicable prospectus supplement, the underwriters may reduce that short position by purchasing Debt Securities in the open market.

      Underwriters may also impose a penalty bid on certain selling group members. This means that if the underwriters purchase Debt Securities in the open market to reduce the underwriters' short position or to stabilize the price of the Debt Securities, they may reclaim the amount of the selling concession from the selling group members who sold those Debt Securities as part of the offering.

      In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of the Debt Securities to the extent that it discourages resales of the Debt Securities.

      Neither the Company nor any underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Debt Securities. In addition, neither the Company nor any underwriters make any representation that the underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

      Agents and underwriters may be entitled under agreements entered into with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the Act.

      The place and time of delivery for the Debt Securities in respect of which this prospectus is delivered are set forth in the accompanying Prospectus Supplement.

                                 LEGAL OPINIONS

      The validity of the Debt Securities offered hereby will be passed upon for the Company by Christopher C. Nern, Esq., Vice President and General Counsel of the Company, and for any underwriters, dealers or agents by counsel named in the applicable prospectus supplement. Brown & Wood LLP, special tax counsel to the Company, has passed upon the material United States federal income tax considerations with respect to the Debt Securities.

                                    EXPERTS

      The consolidated financial statements and related financial statement schedule of the Company and its subsidiaries, incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1997, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

      With respect to the unaudited interim financial information for the three month periods ended March 31, 1998 and 1997 and three and six month periods ended June 30, 1998 and 1997 included in the Quarterly Reports on Form 10-Q which are incorporated herein by reference, Deloitte & Touche LLP have applied limited procedures in accordance with professional standards for a review of such information. However, as stated in their reports included in the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998 and June 30, 1998 and incorporated by reference herein, they did not audit and they do not express an opinion on such interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act of 1933, as amended, (the "Act") for their reports on the unaudited interim financial information because those reports are not "reports" or a "part" of the Registration Statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

      The statements made in the Company's Annual Report on Form 10-K for the year ended December 31, 1997 and Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 1998 (which are incorporated in this prospectus by reference), as to matters of law with respect to regulation and environmental matters and the statements made herein under the caption "Description of Debt Securities", have been reviewed by Christopher C. Nern, Esq., Vice President and General Counsel of the Company, and have been made in reliance upon his opinion and upon his authority as an expert.

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

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                                  $220,000,000

                           THE DETROIT EDISON COMPANY

              GENERAL AND REFUNDING MORTGAGE BONDS, 2000 SERIES A
                                 7.50% DUE 2005

                        THE DETROIT EDISON COMPANY LOGO

                                  ------------
                             PROSPECTUS SUPPLEMENT
                                JANUARY 27, 2000
                                  ------------

                              SALOMON SMITH BARNEY
                             CHASE SECURITIES INC.
                              GOLDMAN, SACHS & CO.
                            WARBURG DILLON READ LLC

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